Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AGREEMENT AND PLAN OF MERGER

by and among

Chimerix, Inc.;

Ocean Merger Sub, Inc.;

Oncoceutics, Inc.,

and

FORTIS ADVISORS LLC, as the Securityholders’ Representative

Dated as of January 7, 2021

Page

SECTION 1.	Description of Transaction	1

1.1	The Merger	1

1.2	Effect of the Merger	1

1.3	Closing; Effective Time	1

1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2

1.5	Conversion of Shares	2

1.6	Treatment of Company Options and Company SAFEs.	3

1.7	Further Action	4

1.8	Closing of the Company’s Transfer Books	4

1.9	Exchange/Payment	4

1.10	Post-Closing Adjustment to Upfront Merger Consideration	6

1.11	Seller Note Consideration Distribution	8

1.12	Securityholders’ Representative	8

1.13	Contingent Consideration	12

1.14	Dissenting Shares.	19

SECTION 2.	Representations and Warranties of the Company	20

2.1	Due Incorporation; No Subsidiaries Etc.	20

2.2	Certificate of Incorporation and Bylaws; Corporate Documents	20

2.3	Capitalization, Etc.	20

2.4	Financial Statements	21

2.5	Absence of Certain Changes	22

2.6	Title to Assets	23

2.7	Equipment	23

2.8	Real Property; Leasehold	24

2.9	Intellectual Property	24

2.10	Regulatory Matters	28

2.11	Material Contracts	29

2.12	Liabilities	31

2.13	Compliance with Laws	31

2.14	Certain Business Practices	31

2.15	Tax Matters	32

2.16	Employee Benefit Plans	33

2.17	Employee Matters	35

2.18	Environmental Matters	37

2.19	Insurance	37

2.20	Legal Proceedings; Orders	37

-i-

(continued)

Page

2.21	PPP Loan Eligibility & Compliance	37

2.22	Authority; Binding Nature of Agreement	37

2.23	Vote Required	38

2.24	Non-Contravention; Consents	38

2.25	Financial Advisor	38

2.26	Inventories	38

2.27	Major Suppliers	38

2.28	Related Party Transactions	38

2.29	HSR Act	39

2.30	Acknowledgement Regarding Representations and Warranties of Parent	39

SECTION 3.	Representations and Warranties of Parent and Merger Sub	39

3.1	Due Incorporation; Subsidiaries	39

3.2	Authority; Binding Nature of Agreement	39

3.3	Non-Contravention; Consents	40

3.4	Litigation	40

3.5	Merger Sub	40

3.6	No Parent Vote Required	40

3.7	Availability of Funds	40

3.8	Issuance of Shares	40

3.9	SEC Filings; Financial Statements	40

3.10	Brokers	42

3.11	Solvency	42

3.12	HSR Act	42

3.13	Acknowledgement Regarding Representations and Warranties of the Company	42

SECTION 4.	Certain Covenants of the Company	42

4.1	Termination of Agreements	42

SECTION 5.	Additional Covenants of the Parties	42

5.1	Section 280G	42

5.2	Indemnification of Officers and Directors	43

5.3	Tax Matters	44

5.4	Confidentiality	45

5.5	Termination of Company 401(k) Plan	45

\

SECTION 6.	Conditions Precedent to Obligations of Parent and Merger Sub	46

6.1	Agreements and Documents	46

-ii-

6.2	Estimated Closing Statement	46

6.3	FIRPTA Certificate	47

6.4	280G Stockholder Vote	47

6.5	Indebtedness	47

SECTION 7.	[Intentionally Omitted]	47

SECTION 8.	Indemnification	47

8.1	Indemnification by Participating Securityholders	47

8.2	Indemnification by Parent	48

8.3	Third-Party Claims	48

8.4	Direct Claims	49

8.5	Survival of Representations and Warranties	50

8.6	Limitations	50

8.7	Subrogation	51

8.8	Set-off Right and other Rights to Indemnification.	52

8.9	Tax Treatment of Payments	52

8.10	Acknowledgement Regarding Representations.	52

8.11	Exclusive Remedy	53

SECTION 9.	Miscellaneous Provisions	53

9.1	Amendment	53

9.2	Expenses	54

9.3	Waiver	54

9.4	Entire Agreement	54

9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	54

9.6	Counterparts	55

9.7	Assignability	55

9.8	Third Party Beneficiaries	55

9.9	Notices	55

9.10	Severability	56

9.11	Knowledge	56

9.12	Specific Performance	56

9.13	Construction	56

9.14	Waiver of Conflict of Interests; Attorney-Client Privilege	57

-iii-

Continued

Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Support Agreement
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Calculation of Closing Working Capital
Exhibit E		Form of Seller Note

Schedule 1.13(l)	-	CR Sanjiu Payment Reductions
Schedule 4.1	-	Termination of Affiliated Agreements
Schedule 5.2	-	Indemnification of Officers and Directors
Schedule 6.1(f)	-	Third Party Consents
Schedule 6.1(g)	-	Termination of Certain Contracts
Schedule 8.1(h)	-	Special Indemnification Matters
Schedule 8.6(b)	-	Special Indemnification Disclosures
Schedule A		Liabilities
Schedule B	-	Post-Closing Transaction Expenses
Schedule C	-	ONC-201
Schedule D	-	ONC-206
Schedule E		ONC-212

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of January 7, 2021, by and among: Chimerix, Inc., a Delaware corporation (“Parent”); Ocean Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Oncoceutics, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

Whereas, Parent and holders of at least [***]% of the Company’s outstanding Company Capital Stock (on an as converted to Company Common Stock basis) are entering into Support Agreements in the form of Exhibit B (the “Support Agreements”);

Whereas, (i) the parties intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”); and (ii) upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent;

Whereas, the board of directors of the Company has determined that the Merger is in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby; and

Whereas, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub irrevocable written consents of approximately [***]% all the Company Stockholders (on an as converted to Company Common Stock basis) that included irrevocable waivers of any right to demand for appraisal in accordance with Section 262 of the DGCL, conditioned only upon the execution and delivery of this Agreement (the “Written Consent”), adopting this Agreement and approving each of the transactions contemplated hereby, including the Merger.

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1.        Description of Transaction

1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Entity”).

1.2           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

1.3            Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange or closing deliveries, on the date hereof (the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with the Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

***Certain Confidential Information Omitted

1.

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)         The certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by applicable Laws and as provided in such certificate of incorporation.

(b)         The bylaws of the Surviving Entity shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub, until thereafter amended in accordance with applicable Laws and as provided in the bylaws.

(c)          The directors and officers of the Surviving Entity immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)          all shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)          all shares of Company Capital Stock then held directly or indirectly by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)           except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.9, 1.10, 1.11, 1.12, 1.13 and 1.14, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to: (i) in connection with the distribution on the Closing Date to the Participating Securityholders, the applicable Per Share Upfront Merger Consideration, (ii) in connection with the Seller Note Consideration Distribution, the applicable Per Share Seller Note Consideration, (iii) in the event that any Contingent Payment becomes due pursuant to Section 1.13, the Per Share Contingent Consideration with respect to such Contingent Payment, (iv) in connection with any positive Adjustment Amount (if any) pursuant to Section 1.10, the Per Share Adjustment Consideration, (v) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), the Per Share Representative Reserve Consideration with respect to such distribution, and (vi) in connection with any CR Sanjiu Payment, the Per Share CR Sanjiu Consideration with respect to such CR Sanjiu Payment.

(d)           except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.9, 1.10, 1.11, 1.12, 1.13 and 1.14, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued in respect of Company Options that are automatically net exercised pursuant to Section 1.6, but subject to Section 1.6(b) with respect to Company Common Stock issued in respect of conversion of Company SAFEs, shall cease to be an existing and issued share of Company Common Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to (i) in connection with the distribution on the Closing Date to the Participating Securityholders, the Per Share Upfront Merger Consideration applicable to a share of Company Common Stock, (ii) in connection with the Seller Note Consideration Distribution, the applicable Per Share Seller Note Consideration, (iii) in the event that any Contingent Payment becomes due pursuant to Section 1.13, the Per Share Contingent Consideration with respect to such Contingent Payment, (iv) in connection with any positive Adjustment Amount (if any) pursuant to Section 1.10, the Per Share Adjustment Consideration, (v) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), the Per Share Representative Reserve Consideration with respect to such distribution, and (vi) in connection with any CR Sanjiu Payment, the Per Share CR Sanjiu Consideration with respect to such CR Sanjiu Payment; and

2.

(e)          each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Entity, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Entity.

1.6          Treatment of Company Options and Company SAFEs.

(a)          Contingent on and effective immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Option Plan or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time. To the extent the Company does not provide documentation reasonably satisfactory to Parent evidencing that a Company Option was irrevocably exercised and shares of Company Common Stock were issued upon a valid exercise of such Company Option not later than three Business Days prior to the Effective Time, and its per share exercise price is less than the Per Share Closing Valuation applicable to a share of Company Common Stock and provided further that such Company Option is not forfeited or otherwise cancelled prior to the Effective Time, such Company Option shall be automatically “net exercised” immediately prior to the Effective Time with respect to payment of the Company Option exercise price and any applicable tax withholding. The shares of Company Common Stock received in the net exercise shall be converted at the Effective Time as described in Section 1.5(d) above. To the extent a Company Option is not exercised at least three Business Days prior to the Effective Time and its per share exercise price is equal to or greater than the Per Share Closing Valuation applicable to a share of Company Common Stock, and such Company Option is not forfeited or otherwise cancelled prior to the Effective Time such Company Option shall be cancelled at the Effective Time without any payment to the holder thereof.

(b)           Each holder of a Company SAFE has delivered an acknowledgment of conversion (each, an “Acknowledgement”) pursuant to which, contingent on and effective immediately prior to the Effective Time, each Company SAFE outstanding as of immediately prior to the Effective Time will, without any action on the part of the holder thereof, be deemed cancelled, and, in consideration of such cancellation, the holder thereof, subject to Sections 1.9, 1.10, 1.11, 1.12 and 1.13, shall be entitled to receive, without interest, a payment in an amount equal to (i) in connection with the distribution on the Closing Date to the Participating Securityholders, the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the applicable Per Share Upfront Merger Consideration, (ii) in connection with the Seller Note Consideration Distribution, the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the applicable Per Share Seller Note Consideration, (iii) in the event that any Contingent Payment becomes due pursuant to Section 1.13, the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the Per Share Contingent Consideration with respect to such Contingent Payment, (iv) in connection with any positive Adjustment Amount (if any) pursuant to Section 1.10, the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the Per Share Adjustment Consideration, (v) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the Per Share Representative Reserve Consideration with respect to such distribution, and (vi) in connection with any CR Sanjiu Payment to the Participating Securityholders, the number of shares of Company Common Stock issuable at the Closing under the terms of such Company SAFE (as converted pursuant to the Acknowledgment) multiplied by the Per Share CR Sanjiu Consideration with respect to such CR Sanjiu Payment.

3.

(c)          The Board of Directors of the Company has adopted such resolutions or taken such other actions (including obtaining any required consents) prior to the Effective Time as may be required to effect the transactions described in this Section 1.6.

1.7          Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8           Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Payment Agent or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9           Exchange/Payment.

(a)          Parent has engaged [***], to act as payment agent in connection with the Merger (the “Payment Agent”). On or prior to the Closing and no later than the Closing Date, Parent shall deposit or cause to be deposited with the Payment Agent cash and shall make available through Parent’s transfer agent book entry shares of Parent Common Stock in the amount of the Upfront Merger Consideration. No later than two Business Days after the Effective Time, the Payment Agent shall mail (or deliver electronically) to the holders of Company Capital Stock (including pursuant to the conversion of the Company SAFEs) and Company Options, in each case as of immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit C, and (ii) instructions for use in effecting the surrender of Company Stock Certificates, if applicable, in exchange for the amounts payable and shares of Parent Common Stock issuable in accordance with Section 1.5. Upon surrender of a Company Stock Certificate to the Payment Agent for payment, together with a duly executed letter of transmittal, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (1) the Per Share Upfront Merger Consideration for each share evidenced by such Company Stock Certificate, as determined pursuant to Section 1.5, (2) if and when due and payable, the Per Share Seller Note Consideration for an applicable Seller Note Consideration Distribution for each such share evidenced by such Company Stock Certificate, (3) if and when due and payable, the Per Share Contingent Consideration for an applicable Contingent Payment for each such share evidenced by such Company Stock Certificate, (4) if and when due and payable, the Per Share Adjustment Consideration in respect of a positive Adjustment Amount for each such share evidenced by such Company Stock Certificate, (5) if and when due and payable, the Per Share Representative Reserve Consideration in respect of the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders for each such share evidenced by such Company Stock Certificate, and (6) if and when due and payable, the Per Share CR Sanjiu Consideration in respect of the distribution of any portion of the CR Sanjiu Payments to the Participating Securityholders for each share evidenced by such Company Common Stock and (B) the Company Stock Certificate so surrendered shall be canceled. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate or Company SAFE to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form). Any payments or by the Payment Agent with respect to a Seller Note Consideration Distribution or Contingent Payment to holders of Company Capital Stock that have satisfied the requirements set forth in this Section 1.9 shall be made promptly following the receipt by the Payment Agent of the funds payable in connection with such Seller Note Consideration Distribution or Contingent Payment. In the event that any Participating Securityholder has outstanding loans from the Company as of the Effective Time, the consideration payable, pursuant to Section 1.5 or Section 1.6 shall, without duplication, be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Participating Securityholders’ loans as of the Effective Time.

***Certain Confidential Information Omitted

4.

(b)         Any portion of the Parent Common Stock or amounts payable in accordance with Sections 1.5 or 1.6 that remains undistributed by the Payment Agent to holders of Company Stock Certificates or Company SAFEs as of the first anniversary of the Effective Time (with respect to the Upfront Merger Consideration), the second anniversary of the Effective Time (with respect to the Seller Note Consideration) or the first anniversary of any Contingent Payment Trigger (with respect to the aggregate Per Share Contingent Consideration with respect to such Contingent Payment Trigger) shall be delivered to Parent upon demand, and any holders of Company Securities who have not theretofore surrendered the documentation contemplated under this Section 1.9 shall thereafter only look to Parent for satisfaction of their claims for the cash amounts payable and shares to be issued in accordance with Sections 1.5 or 1.6.

(c)          Neither Parent, the Surviving Entity nor any of their respective Affiliates shall be liable to any holder or former holder of Company Capital Stock or Company SAFE with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d)           Each of Parent, the Surviving Entity, the Payment Agent, and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Law; provided that, other than with respect to any compensatory amounts, any Person making any such deduction or withholding shall have first notified the Person in respect of whom such deduction or withholding is made of its intent to deduct or withhold, together with an explanation of the legal requirement for such deduction or withholding, and such Persons shall have discussed in good faith whether such deduction or withholding can be mitigated to the extent permitted under applicable law, including as applicable, through the provision of an IRS Form W-9 or other similar form. To the extent that amounts are so withheld and paid over to the applicable Governmental Body or other Person, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld. Notwithstanding the foregoing, the payment of any amounts due pursuant to this Agreement that are subject to compensatory payroll tax reporting, and any required withholdings thereon pursuant to this Section 1.9(d), shall be made through the ordinary payroll systems of the applicable entity.

(e)           Following the Effective Time, no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Company Stock Certificate in accordance with this Section 1.9. Promptly following the surrender of a Company Stock Certificate in accordance with this Section 1.9, there shall be paid to the record holder thereof, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(f)            The shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 1.9(e) issued and paid upon the surrender for exchange of Company Stock Certificates in accordance with the terms of this Section 1.9 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Company Stock Certificates.

5.

(g)         No fractional shares of Parent Common Stock shall be issued, no certificates for any such fractional shares shall be issued and no cash payment in lieu of any fractional share shall be paid to any Participating Securityholder in connection with the Merger. Any fraction of a share of Parent Common Stock issuable to a Participating Securityholder pursuant to this Agreement shall, after aggregating all such issuable shares, be rounded down to the nearest whole number.

(h)          In paying any consideration payable under Sections 1.5, 1.6, 1.9, 1.10, 1.11 or 1.13, Parent shall be entitled to rely on any Closing Payment Schedule or any applicable Future Payment Schedule. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent, Merger Sub or the Surviving Entity to the Participating Securityholders in connection with the transactions contemplated hereby exceed the sum of the Upfront Merger Consideration, the Seller Note, any positive Adjustment Amount, the CR Sanjiu Payments, the aggregate amount of any distribution of the Securityholders’ Representative Reserve to the Participating Securityholders (if any) and, to the extent earned pursuant to the terms of this Agreement, any applicable Contingent Payments.

(i)            If Parent disputes in good faith the accuracy of any Future Payment Schedule provided to Parent by the Securityholders’ Representative, Parent and the Securityholders’ Representative shall for a period of [***] Business Days following Parent’s delivery to the Securityholders’ Representative of notice of such dispute engage in good faith negotiations to resolve such dispute and Parent shall not be required to make the applicable payments corresponding to such Future Payment Schedule until [***] Business Days following the resolution of such dispute. In the event that Parent and the Securityholders’ Representative are unable to resolve such dispute, the dispute shall be submitted to the Dispute Auditor for resolution in accordance with Section 1.10(b) mutatis mutandis.

(j)            Notwithstanding anything to the contrary herein, Parent may offset an amount equal to the Closing Date Transaction Expenses or Post-Closing Transaction Expenses that become due and payable following the Effective Time, if any, from the CR Sanjiu Payments, positive Adjustment Amount, the Seller Note or any Contingent Payments.

1.10        Post-Closing Adjustment to Upfront Merger Consideration.

(a)           Not less than three Business Days prior to the Closing Date, the Company shall deliver to Parent a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) the Aggregate Net Exercise Tax Amount (the “Estimated Aggregate Net Exercise Tax Amount”), (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (v) the Closing Working Capital (the “Estimated Closing Working Capital”) and the calculation of the resulting Closing Working Capital Adjustment Amount. The Estimated Closing Statement and all components thereof shall be calculated in accordance with GAAP and Exhibit D and such Estimated Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein. Without limiting the generality of the foregoing, the Closing Working Capital shall: (w) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (x) other than Pre-Closing Taxes, be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (y) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

***Certain Confidential Information Omitted

6.

(b)         Within 90 calendar days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Aggregate Net Exercise Tax Amount, (ii) the Closing Date Cash, (iii) the Closing Date Indebtedness, (iv) the Closing Date Transaction Expenses and (v) the Closing Working Capital (determined on a consolidated basis in accordance with Section 1.10(a)) and the calculation of the resulting Closing Working Capital Adjustment Amount. The Closing Statement and all components thereof shall be calculated in accordance with GAAP and Exhibit D. Following the Closing, Parent shall provide the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Entity (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Securityholders’ Representative in its review of the Closing Statement and the calculations contained therein. If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement disputed by the Securityholders’ Representative and the Securityholders’ Representative’s determination of the amount of such item and (B) the Securityholders’ Representative’s alternative calculation of the Aggregate Net Exercise Tax Amount, Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and/or the Closing Working Capital and the calculation of the resulting Closing Working Capital Adjustment Amount, as the case may be, together with all relevant supporting documentation. Any item or amount that the Securityholders’ Representative does not dispute in reasonable detail in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Parent and the Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to RSM US LLP, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to Parent and the Securityholders’ Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”). Neither Parent nor Securityholders’ Representative will have ex parte meetings, teleconferences or other correspondence with the Dispute Auditor as it is intended for the Parent and the Securityholders’ Representative to be included in all discussions and correspondence with the Dispute Auditor. The Dispute Auditor shall determine, based solely on the written presentations by the Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 1.10(b) and the applicable definitions set forth in this Agreement. The Dispute Auditor’s determination of the Aggregate Net Exercise Tax Amount, Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and/or the Closing Working Capital and the calculation of the resulting Closing Working Capital Adjustment Amount, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 9.5 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.10(b) shall be the only recourse and remedy of the parties with respect to, those items and amounts that remain in dispute under this Section 1.10(b), and Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Parent in connection with any dispute governed by this Section 1.10. The Dispute Auditor shall allocate its fees and expenses between Parent and the Securityholders’ Representative (on behalf of the Participating Securityholders) according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or the Securityholders’ Representative or lesser than the smallest value for such item claimed by either Parent or the Securityholders’ Representative. Any determinations made by the Dispute Auditor pursuant to this Section 1.10(b) shall be final, non-appealable and binding on the parties hereto, absent manifest error.

7.

(c)         “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) (a) the amount of the Closing Date Cash (as finally determined in accordance with Section 1.10(b)); minus (b) the Estimated Closing Date Cash; plus (ii) (a) the Estimated Closing Date Indebtedness; minus (b) the amount of Closing Date Indebtedness (as finally determined in accordance with Section 1.10(b)); plus (iii) (a) the Estimated Closing Date Transaction Expenses; minus (b) the amount of Closing Date Transaction Expenses (as finally determined in accordance with Section 1.10(b)); plus (iv) the amount (if any) by which the Closing Working Capital (as finally determined in accordance with Section 1.10(b)) exceeds the Estimated Closing Working Capital; minus (v) the amount (if any) by which the Estimated Closing Working Capital exceeds the Closing Working Capital (as finally determined in accordance with Section 1.10(b)); minus (vi) the amount by which the Aggregate Net Exercise Tax Amount exceeds the Estimated Aggregate Net Exercise Tax Amount. If the Adjustment Amount is a positive number, then Parent shall include the Adjustment Amount due to the Participating Securityholders as part of the Seller Note Consideration Distribution for further distribution to such Participating Securityholders pursuant to the Future Payment Schedule. If the Adjustment Amount is a negative number, Parent shall be entitled to recover the absolute value of such amount as an offset against the payment of the Seller Note to be paid pursuant to Section 1.11 or payment of any amount of Contingent Payments to be paid pursuant to Section 1.13, in each case in accordance with Section 8.8.

(d)         On the Closing Date, Parent shall (i) cause the payment of the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement and (ii) cause the payment of the Estimated Closing Date Indebtedness, if any, to the Persons identified on Part 1.10(d) of the Company Disclosure Schedule. The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses or Estimated Closing Date Indebtedness to Parent at least three Business Days prior to the Closing.

(e)          The Estimated Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 1.9 and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise or constitute an acknowledgement by Parent of the accuracy thereof.

1.11        Seller Note Consideration Distribution. On the date that is at least five Business Days prior to the one year anniversary of the Closing Date, the Securityholders’ Representative shall deliver to Parent and the Payment Agent the Seller Note Consideration Distribution Schedule setting forth the portion of the Seller Note payable to each Participating Securityholder, it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders pursuant to the Seller Note with the Payment Agent until the Seller Note is due and payable in accordance with its terms, subject to any right of set-off in accordance with Section 8.8, and Parent shall not be obligated to cause the Payment Agent to further distribute the Seller Note to the Participating Securityholders until Securityholders’ Representative has delivered the Seller Note Consideration Distribution Schedule (subject to Section 1.9(i)) to Parent. Any amounts payable to the Participating Securityholders pursuant to the Seller Note shall be due and payable by Parent, subject to Sections 1.9(i), 1.9(j), 1.10(c), 1.12 and 8.8, no later than the five Business Days following the date the Securityholders’ Representative has delivered the Seller Note Consideration Distribution Schedule to Parent. The Seller Note shall bear interest at the rate of 7% per annum (provided, that such rate shall not exceed the highest rate permitted under applicable Laws), with respect to any amounts due thereunder which have not been paid to the Payment Agent for further distribution to the Participating Securityholders prior to the fifth (5th) Business Day following the finalization of the Seller Note Consideration Distribution Schedule pursuant to Section 1.9(i). For the avoidance of doubt, the Seller Note shall not bear interest if the Promissory Note is paid in full on, or prior to, the fifth (5th) Business Day following the finalization of the Seller Note Consideration Distribution Schedule pursuant to Section 1.9(i).

1.12        Securityholders’ Representative.

(a)          In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.10, 1.13 and 8, the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the letters of transmittal shall be deemed to have designated Fortis Advisors LLC as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

8.

(b)         In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Ownership Percentages at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)          By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of the letter of transmittal contemplated by Section 1.9, and without any further action of any of the Participating Securityholders or the Company, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)           the Securityholders’ Representative shall be appointed and constituted as the true and lawful attorney-in-fact and exclusive agent of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, the Seller Note or the Securityholders’ Representative Engagement Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii)           the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) do all things and to perform all acts, including amending the Ancillary Agreements, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Upfront Merger Consideration pursuant to Section 1.10 and the disbursement of the amounts payable to the Participating Securityholders pursuant to the Seller Note, the Contingent Payments (or any portion thereof) in accordance with this Agreement, and resolve disputes, including with respect to Contingent Payments and indemnification claims hereunder, (C) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (E) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Participating Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule;

(iii)          Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.12, and no party shall have any cause of action against Parent or its Affiliates for any action taken by Parent or its Affiliates in reliance upon any such instructions or decisions;

(iv)           The Securityholders’ Representative shall be entitled to: (i) rely upon the Closing Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Securityholder or other party;

9.

(v)           all actions, decisions and instructions of the Securityholders’ Representative under this Agreement or the Securityholders’ Representative Engagement Agreement, including any agreement between the Securityholders’ Representative and Parent relating to the determination of the Upfront Merger Consideration pursuant to Section 1.10, the determination or dispute of the Contingent Payments, or the defense or settlement of any claims for which the Participating Securityholders may be required to indemnify the Parent Indemnified Parties pursuant to Section 8 hereof, shall be conclusive and binding upon each of the Participating Securityholders and their successors as if expressly confirmed and ratified in writing by the Participating Securityholders, and all defenses which may be available to any Participating Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived. Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Securityholders’ Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). No Participating Securityholders shall have any cause of action against the Securityholders’ Representative and neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement or the Securityholders’ Representative Engagement Agreement, except for fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(vi)           the provisions of this Section 1.12, and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement, (ii) shall survive the death, incompetence, bankruptcy or liquidation of any Participating Securityholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Participating Securityholder of the whole or any fraction of his, her or its interest in the Contingent Payments or any amounts payable to the Participating Securityholders pursuant to the Seller Note; and

(vii)           the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)          At the Closing, Parent shall cause to be deposited, in an account designated by the Securityholders’ Representative in writing at least two Business Days prior to the Closing Date, $[***] (the “Securityholders’ Representative Reserve”). The Securityholders’ Representative Reserve may be applied: (i) as the Securityholders’ Representative, in his, her or its sole discretion, determines to be appropriate to defray, offset, or pay any reasonable fees, costs, liabilities charges, losses, fines, damages, claims, forfeitures, actions, judgments, amounts paid in settlement or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Securityholders’ Representative incurred in connection with the transactions contemplated by this Agreement or the Securityholders’ Representative Agreement, including in connection with the matters contemplated by Sections 1.10 and 1.13, and the evaluation or defense of any claim for indemnification under this Agreement (the “Securityholders’ Representative Expenses”). For U.S. federal and applicable state and local Tax purposes, the Securityholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date in accordance with their Ownership Percentages. Any Tax withholding with respect to a Participating Securityholder’s deemed receipt at Closing of its Ownership Percentage of the Securityholders’ Representative Reserve shall be satisfied from such Participating Securityholder’s share of the Upfront Merger Consideration and shall not reduce the Securityholders’ Representative Reserve. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Reserve and has no tax reporting or income distribution obligations. The Participating Securityholders will not receive any interest on the Securityholders’ Representative Reserve and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Securityholders’ Representative Reserve from any consideration otherwise distributable to the Participating Securityholders. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.12, if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be deposited by the Securityholders’ Representative with the Payment Agent and distributed to the Participating Securityholders according to each such Participating Securityholder’s Ownership Percentage. Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder.

***Certain Confidential Information Omitted

10.

(e)          As between the Participating Securityholders and the Securityholders’ Representative, the Securityholders’ Representative Group shall not be liable for any act done or omitted hereunder or under the Securityholders’ Representative Engagement Agreement as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative Group shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders from and against any Securityholders’ Representative Expenses arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement, the Securityholders’ Representative Engagement Agreement or the agreements ancillary hereto or thereto, in each case as such Securityholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative Expenses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Participating Securityholders, any such Securityholders’ Representative Expense may be recovered by the Securityholders’ Representative, at any time (i) from the Securityholders’ Representative Reserve, to the extent any funds remain in such fund, or (ii) from any distribution of Contingent Payments or pursuant to the Seller Note distributable to the Participating Securityholders at the time of distribution according to each Participating Securityholder’s Ownership Percentage; provided, however, that while this Section 1.12 allows the Securityholders’ Representative to be paid from Securityholders’ Representative Reserve, this does not relieve any Participating Securityholder from its obligation to pay its Ownership Percentage of any such Securityholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at Law or otherwise, and provided further that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Aggregate Merger Consideration (to the extent actually paid) to which such Participating Securityholder has actually received. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The Participating Securityholders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or the termination of this Agreement.

11.

1.13        Contingent Consideration.

(a)          Milestone Payments. Within 30 calendar days after the first achievement of each of the milestone events in part A of the table below, and within 45 calendar days after the end of the Calendar Quarter in which each of the milestone events in part B of the table below is first achieved (each such milestone event, a “Milestone Event”), Parent shall notify the Securityholders’ Representative that such Milestone Event has been achieved (each such notice, a “Milestone Notice”). Parent shall, within 5 Business Days following the delivery of a Milestone Notice, pay, or cause to be paid, the payment corresponding to the applicable Milestone Event (each, a “Milestone Payment,” and, collectively, the “Milestone Payments”), subject to Sections 1.9(j), 1.10(c), 1.12 and 8.8, to the Participating Securityholders by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, the applicable Milestone Payment payable to the Participating Securityholders, for further distribution to the applicable Participating Securityholders (in accordance with the applicable Milestone Payment Schedule) pursuant to Sections 1.5, 1.6 and 1.9. Promptly following receipt of each Milestone Notice, the Securityholders’ Representative shall deliver to Parent and the Payment Agent a spreadsheet setting forth the portion of the applicable Milestone Payment to be paid to each Participating Securityholder in respect of such Milestone Event (each such spreadsheet, a “Milestone Payment Schedule”), it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders with respect to such Milestone Payment with the Payment Agent until the parties have determined the aggregate amount payable to the Participating Securityholders with respect to such Milestone Payment, and Parent shall not be obligated to cause the Payment Agent to further distribute such Milestone Payment to the Participating Securityholders until the Securityholders’ Representatives has delivered the applicable Milestone Payment Schedule (subject to Section 1.9(i)) to Parent. All payments to be made by Parent under this Section 1.13 shall be made in U.S. dollars and shall be paid by wire transfer in immediately available funds. Each of the Milestone Payments shall be payable one time only, for the first achievement of the corresponding Milestone Event, regardless of how many times such Milestone Event is achieved. In accordance with the foregoing sentence, the maximum total Milestone Payments that may be payable under this Section 1.13(a) is $360,000,000.

Milestone Event	Milestone Payment (US$)
A. Development Milestone Event:
Achievement on or before [***], of [***] in the ONC-201 Registration Cohort as confirmed by the blinded independent central review (with a two-person read and a third reviewer for dispute resolution) of the applicable supportive Clinical Trial (including ONC-013, ONC-006, ONC-014 or an expanded access protocol conducted under a Company-sponsored IND) (such Milestone Event, the “BICR Milestone”). For clarity, if the BICR Milestone is not achieved on or before [***], then the Milestone Payment corresponding to the BICR Milestone shall never become payable, notwithstanding receipt of any U.S. Approval or EU Approval of any ONC-201 Product.	$[***]
First U.S. Approval of an ONC-201 Product for any Indication (such Indication, the “First Indication”, and such Milestone Event, the “First U.S. Approval Milestone”)	$[***]
First U.S. Approval of an ONC-201 Product for a different Indication than the First Indication (the “Second Indication”)	$[***]
First U.S. Approval of an ONC-201 Product for a different indication than the First Indication and the Second Indication	$[***]
First EU Approval of an ONC-201 Product (such Milestone Event, the “First EU Approval Milestone”)	$[***]
First U.S. Approval of an ONC-206 Product	$[***]
First EU Approval of an ONC-206 Product	$[***]
First U.S. Approval of an ONC-212 Product	$[***]
First EU Approval of an ONC-212 Product	$[***]
B. Net Sales Milestone Events:
First Calendar Year in which the sum of (i) aggregate Net Sales of the ONC-201 Products in the ONC-201 Territory in such Calendar Year and (ii) aggregate Net Sales of the ONC-206 Products in the ONC-206 Territory in such Calendar Year equals or exceeds $[***]	$[***]
First Calendar Year in which the sum of (i) aggregate Net Sales of the ONC-201 Products in the ONC-201 Territory in such Calendar Year and (ii) aggregate Net Sales of the ONC-206 Products in the ONC-206 Territory in such Calendar Year equals or exceeds $[***]	$[***]
First Calendar Year in which the sum of (i) aggregate Net Sales of the ONC-201 Products in the ONC-201 Territory in such Calendar Year and (ii) aggregate Net Sales of the ONC-206 Products in the ONC-206 Territory in such Calendar Year equals or exceeds $[***]	$[***]
First Calendar Year in which the sum of (i) aggregate Net Sales of the ONC-201 Products in the ONC-201 Territory in such Calendar Year and (ii) aggregate Net Sales of the ONC-206 Products in the ONC-206 Territory in such Calendar Year equals or exceeds $[***]	$[***]

***Certain Confidential Information Omitted

12.

With respect to each Net Sales Product in each country in the Territory, from and after the expiration of the Payment Term for such Net Sales Product in such country, Net Sales of such Net Sales Product in such country shall be excluded for the purposes of calculating the Net Sales thresholds and ceilings set forth in part B of the table above.

(b)          Voucher Payment.

(i)            Provided that the RPD Voucher Program remains in effect, Parent shall, and shall cause the other Contingent Payment Obligors and their respective Licensees to, use Commercially Reasonable Efforts to: (A) apply for and obtain at least one (1) Voucher based on any Product from the FDA (each such Voucher, a “Product Voucher”), unless applying for or obtaining a Product Voucher would require the conduct of any Clinical Trial in addition to the Company-sponsored Clinical Trials of the Products ongoing as of the date of this Agreement (in which case the obligation to use Commercially Reasonable Efforts in this Section 1.13(b)(i) shall not require Parent or any other Contingent Payment Obligor or any of their respective Licensees to conduct any such additional Clinical Trial); and (B) upon receipt of such Product Voucher, sell such Product Voucher to a Third Party on commercially reasonable terms; provided, however, that neither any Third Party Acquiror nor any of such Third Party Acquiror’s Affiliates shall be obligated to sell, nor shall any of them be obligated to cause their respective Licensees to sell, any Product Voucher. In the event the FDA grants Parent or any other Contingent Payment Obligor or Licensee (or any of their respective permitted assigns, successors-in-interest or designees) a Product Voucher, then, within 10 Business Days after receipt of such grant from the FDA, Parent shall notify the Securityholders’ Representative of such event in writing. In the event Parent or any other Contingent Payment Obligor or Licensee (or such any of their respective permitted assigns, successors-in-interest or designees) enters into an agreement with a Third Party in order to sell a Product Voucher, then, within 10 Business Days after such agreement becomes effective, Parent shall notify the Securityholders’ Representative of such event in writing and provide Securityholders’ Representative with a true and complete copy of such agreement, subject to Parent’s right to redact any confidential or proprietary information contained therein that is not necessary for Securityholders’ Representative to determine compliance with the terms of this Agreement.

***Certain Confidential Information Omitted

13.

(ii)           Parent shall, within 5 Business Days following the date (or dates if proceeds are paid over time in installments) Parent or any other Contingent Payment Obligor or Licensee (or any of their respective permitted assigns, successors-in-interest or designees) receives any Net Voucher Proceeds, notify the Securityholders’ Representative of such event in writing (each, a “Voucher Proceeds Notice”) and Parent shall pay, or cause to be paid to the Participating Securityholders, an amount equal to [***] percent ([***]%) of the Net Voucher Proceeds (each such payment, a “Voucher Payment”), subject to Sections 1.9(j), 1.10(c), 1.12 and 8.8, by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, such Voucher Payment, for further distribution to the applicable Participating Securityholders in accordance with the Voucher Payment Schedule (subject to Section 1.9(i)). Promptly following receipt of the Voucher Proceeds Notice, the Securityholders’ Representative shall deliver to Parent and the Payment Agent a spreadsheet setting forth the portion of the Voucher Payment, if any, to be paid to each Participating Securityholder (such spreadsheet, the “Voucher Payment Schedule”), it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders with respect to such Voucher Payment with the Payment Agent until the parties have determined the aggregate amount payable to the Participating Securityholders with respect to such Voucher Payment, and Parent shall not be obligated to cause the Payment Agent to further distribute such Voucher Payment to the Participating Securityholders until the Securityholders’ Representatives has delivered the applicable Voucher Payment Schedule (subject to Section 1.9(i)) to Parent. For clarity, the Voucher Payment (or Voucher Payments if proceeds are paid over time in installments) shall be made only for the first Product Voucher for which Parent or any other Contingent Payment Obligor or Licensee (or any of their respective permitted assigns, successors-in-interest or designees) receives Net Voucher Proceeds.

(c)          Net Sales Payments.

(i)           Subject to Sections 1.13(c)(ii) and 1.13(c)(iii) below, Parent shall pay, or cause to be paid, to the Participating Securityholders payments on the sum of (A) aggregate Net Sales of ONC-201 Products by the Selling Parties in the ONC-201 Territory and (B) aggregate Net Sales of ONC-206 Products by the Selling Parties in the ONC-206 Territory, in each case ((A) and (B)), in each Calendar Year (such sum, “Aggregate Annual Combined Net Sales”), at the applicable incremental rates set forth below (such payments, the “Net Sales Payments” and together with the Milestone Payments and the Voucher Payments, the “Contingent Payments”).

(1)          15% of that portion of Aggregate Annual Combined Net Sales of Net Sales Products in each Calendar Year that is less than or equal to $750,000,000; and

(2)           20% of that portion of Aggregate Annual Combined Net Sales of Net Sales Products in each Calendar Year that is greater than $750,000,000.

(ii)          Parent shall have no obligation to pay any Net Sales Payment under Section 1.13(c)(i) with respect to Net Sales of any Net Sales Product in any country in the Territory after the Payment Term for such Net Sales Product in such country has expired.

***Certain Confidential Information Omitted

14.

(iii)         In the event that Parent or any other Selling Party (A) in its good faith judgment reasonably believes that it is necessary to obtain a license from any Third Party (excluding any Selling Party) under any issued Patent in order to manufacture, use, sale, offer for sale or import a Net Sales Product in a country of the applicable Territory and (B) enters into an agreement with such Third Party in order to obtain one or more licenses under such issued Patents to manufacture, use, sale, offer for sale or import such Net Sales Product in such country (each, a “Third-Party License”), [***]% of the royalties actually paid by Parent or such Selling Party to such Third Party under such Third-Party License with respect to sales of such Net Sales Product in such country for a Calendar Quarter will be creditable against the Net Sales Payments payable by Parent with respect to Net Sales of such Net Sales Product in such country for such Calendar Quarter pursuant to Section 1.13(c)(i); provided, however, that in no event will the Net Sales Payments payable by Parent to the Participating Securityholders hereunder with respect to Net Sales of such Net Sales Product in the applicable Territory for such Calendar Quarter be reduced by more than [***]% of the amounts otherwise payable for such Calendar Quarter pursuant to Section 1.13(c)(i) as a result of any and all such credits in the aggregate (but any portion of the royalties actually paid by Parent or such Selling Party to such Third Party under Third-Party Licenses with respect to sales of such Net Sales Product in such country that Parent would have been entitled to credit against Net Sales Payments payable to the Participating Securityholders in the absence of the foregoing limitation on aggregate credits in any Calendar Quarter may be carried over and applied against Net Sales Payments payable to the Participating Securityholders in respect of such Net Sales Product in the such country in the applicable Territory in subsequent Calendar Quarters, subject to the same limitations as set forth above, until the full deduction is taken); and provided, further, that Parent will not be entitled to credit any portion of royalties that are paid or payable by Parent or any other Selling Party to any Third Party (1) with respect to sales of a Combination Product in any country by reason of the inclusion in such Combination Product of any Other Active or (2) with respect to any Inbound Licenses. Any such offsets shall be reported in the applicable Net Sales Payment Update Report.

(iv)           Within [***] calendar days after the end of each Calendar Quarter in which a Net Sales Payment pursuant to this Section 1.13(c) accrues, Parent shall: (A) deliver, or cause to be delivered, to the Securityholders’ Representative a written report with respect to the immediately preceding Calendar Quarter stating (1) the total gross sales of ONC-201 Product in each country in the ONC-201 Territory sold by Parent and any other Selling Party during such Calendar Quarter and in the current Calendar Year to date through the end of such Calendar Quarter; (2) the amount of the Net Sales of ONC-201 Product in each country in the ONC-201 Territory (“ONC-201 Sales”) during such Calendar Quarter and in the current Calendar Year to date through the end of such Calendar Quarter, including a breakdown by category of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales, as such categories of deductions are provided for in the definition of “Net Sales,” (3) the total gross sales of ONC-206 Product in each country in the ONC-206 Territory sold by Parent and any other Selling Party during such Calendar Quarter and Calendar Year, (4) the amount of Net Sales of ONC-206 Product in each country in the ONC-206 Territory (“ONC-206 Sales”) during such Calendar Quarter and in the current Calendar Year to date through the end of such Calendar Quarter, including a breakdown by category of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales, as such categories of deductions are provided for in the definition of “Net Sales,” (5) the calculation of Net Sales Payments due with respect to Aggregate Annual Combined Net Sales of Net Sales Products for such Calendar Quarter, (6) the amount of withholding taxes, if any, required by applicable Law to be deducted with respect to such Net Sales Payments, and (7) any reductions to the Net Sales Payment applied by Parent pursuant to Section 1.13(c)(iii) (“Net Sales Payment Update Report”); and (B) subject to Sections 1.9(j), 1.10(c), 1.12 and 8.8 within the earlier of 10 calendar days following the delivery of an Net Sales Payment Update Report and [***] calendar days after the end of such Calendar Quarter, pay, or cause to be paid, the aggregate Net Sales Payments payable for such Calendar Quarter to the Participating Securityholders by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds in U.S. dollars to such bank account as may be designated by the Payment Agent, such Net Sales Payments, for further distribution to the applicable Participating Securityholders (in accordance with the applicable Net Sales Payment Schedule) pursuant to Sections 1.5, 1.6 and 1.9. Promptly following receipt of each such Net Sales Payment Update Report, the Securityholders’ Representative shall deliver to Parent and the Payment Agent a spreadsheet setting forth the portion of the Net Sales Payment, if any, to be paid to each Participating Securityholder (such spreadsheet, the “Net Sales Payment Schedule”), it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders with respect to such Net Sales Payment with the Payment Agent until the parties have determined the aggregate amount payable to the Participating Securityholders with respect to such Net Sales Payment, and Parent shall not be obligated to cause the Payment Agent to further distribute a Net Sales Payment to the Participating Securityholders until the Securityholders’ Representatives has delivered the applicable Net Sales Payment Schedule (subject to Section 1.9(i)) to Parent.

***Certain Confidential Information Omitted

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(d)           The Territory.

(i)            Parent shall notify Securityholders’ Representative in writing within five (5) Business Days if, at any time during the Payment Term: (A) [***] exercises its Right of First Refusal (as such term is defined in the [***] License Agreement as of the date of this Agreement) to obtain an exclusive license to sell, have sold, offer for sale or import ONC-201 Product or ONC-206 Product (as applicable) in any country in the ONC-201 ROFR Territory or the ONC-206 ROFR Territory (respectively); or (B) [***] enters into an agreement with Parent or any other Contingent Payment Obligor or Licensee pursuant to such Right of First Refusal in order to obtain an exclusive license to sell, have sold, offer for sale or import ONC-201 Product or ONC-206 Product (respectively) in such country (any such agreement, an “Additional [***] License Agreement” and such country, the “Additional [***] Country”). From and after the effective date of such Additional [***] License Agreement, (1) the definition of the ONC-201 Excluded Territory shall be deemed to automatically include such Additional [***] Country (in the case of ONC-201 Product), or (2) the definition of the ONC-206 Territory shall be deemed to automatically exclude such Additional [***] Country (in the case of ONC-206 Product).

(ii)           Parent shall notify Securityholders’ Representative in writing within five (5) Business Days if, at any time during the Payment Term, the [***] License Agreement, any Additional [***] License Agreement or the [***] License Agreement is terminated. From and after the effective date of termination of the [***] License Agreement or [***] License Agreement (as applicable), the definition of the ONC-201 Excluded Territory shall be deemed to automatically exclude the “Territory,” as such term is defined in the terminated agreement (i.e., Japan in the case of termination of the [***] License Agreement, and China, Hong Kong, Macau and Taiwan in the case of termination of the [***] License Agreement). From and after the effective date of termination of any Additional [***] License Agreement with respect to ONC-201 Product in any Additional [***] Country, the definition of the ONC-201 Excluded Territory shall be deemed to automatically exclude such Additional [***] Country. From and after the effective date of termination of any Additional [***] License Agreement with respect to ONC-206 Product in any Additional [***] Country, the definition of ONC-206 Territory shall be deemed to automatically include such Additional [***] Country.

(e)           Commercially Reasonable Efforts. Parent shall, and shall cause other Contingent Payment Obligors and their respective Licensees, as applicable, to, following the Closing, (i) use Commercially Reasonable Efforts (A) to develop, and to seek, obtain and maintain U.S. Approval and EU Approval for, the Products, (B) to achieve at least one U.S. Approval Milestone Event and one EU Approval Milestone Event for each of an ONC-201 Product, an ONC-206 Product and an ONC-212 Product, and (C) after obtaining Regulatory Approval for any Product in the applicable country in the Territory, to commence First Commercial Sale of such Product in such country and (ii) maintain the issued Patents within the Company Owned IP in the [***] that cover the manufacture, use, sale, offer for sale or import of the Products, and pay all maintenance fees, as and when due (or, in any event, prior to the date on which the right to maintain any such issued Patent would be irrevocably lost), on the issued Patents within the Company Owned IP in the [***]. Nothing in this Agreement shall be construed to require Parent or any of its Affiliates and licensees, as applicable, to pursue development, registration or commercialization of any Product in any particular Indication or in priority to any of Parent’s or any of its Affiliates’ and licensees’, as applicable, other programs, product candidates or products. The obligations of Parent set forth in this Section 1.13(e) shall terminate upon the earlier of: (A) the date that no additional Milestone Payments are payable pursuant to Section 1.13(a) and (B) the date that is [***] years after the Closing Date; provided, however, that the obligations of Parent set forth in this Section 1.13(e) with respect to the payment of all maintenance fees, as and when due, on the issued Patents within the Company Owned IP in the [***], shall remain in full force and effect until expiration of the Payment Term.

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(f)            Change of Control; Carve-Out Transaction; Exclusive Licensing Transaction. Prior to the payment of all Milestone Payments, in the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the date of this Agreement, Parent will cause the Person acquiring Parent (or acquiring substantially all of its assets) with respect to a Change of Control or the Person acquiring ownership of a substantial portion of the Company Owned IP with respect to a Carve-Out Transaction (any such Person, an “Assignee”) to expressly agree in writing to assume the obligations, duties and covenants of Parent and its Affiliates under this Agreement, and abide by and be subject to the terms and conditions of this Agreement to the same extent as Parent as though such Assignee were another party to this Agreement, mutatis mutandis, including, in all cases, the obligations of Parent with respect to the payment of the Contingent Payments and the diligence obligations set forth in Sections 1.13(b)(i) and 1.13(e). Notwithstanding any Change of Control, Carve-Out Transaction or Exclusive Licensing Transaction, Parent will remain primarily liable for the performance of all its obligations under, and its compliance with all the provisions of, this Agreement, including its obligations with respect to the payment of the Contingent Payments and the diligence obligations set forth in Sections 1.13(b)(i) and 1.13(e), and will be fully responsible and liable for any breach of the terms of this Agreement by any Assignee or Exclusive Licensee to the same extent as if Parent itself has committed any such breach.

(g)           Records; Update Report; Audit Rights.

(i)            Parent shall, and shall cause each Contingent Payment Obligor and Licensee to, keep for at least [***] Calendar Years following the end of the Calendar Year to which they pertain complete, true and accurate books of account and records of the Net Sales of Products in the ONC-201 Territory and ONC-206 Territory, the number of ONC-201 Products and ONC-206 Products sold and all other matters relating to the calculation of Net Sales, Net Sales Payments and other Contingent Payments for the purpose of determining the amounts payable under this Section 1.13 (the “Books and Records”).

(ii)           For so long as the Milestone Payments may become payable, during the period commencing on the date that is [***] following the Closing Date, (A) Parent shall provide, on [***] basis (within [***] days following the expiration of each [***] period following such initial [***] anniversary), a written report to the Securityholders’ Representative in reasonable detail regarding the status of activities relating to the Milestone Events (each such report, an “Update Report” and together with the Net Sales Payment Update Report, “Contingent Payment Update Report”); and (B) within [***] days after delivery of an Update Report, if the Securityholders’ Representative in good faith requests a meeting with representatives of Parent to discuss such report, Parent shall make available for such meeting at least one employee with operating management responsibility for the activities of Parent related to the achievement of the applicable Milestone Event. The Securityholders’ Representative may not request more than one such meeting for any Update Report.

(iii)         The Securityholders’ Representative shall have the right, no more than [***], to cause a nationally recognized independent accounting firm designated by Securityholders’ Representative and reasonably acceptable to Parent, during normal business hours and upon no less than [***] days’ prior written notice, to audit the Books and Records solely to validate the accuracy of any Contingent Payment Update Report or any payments due or paid under this Section 1.13, for a period covering not more than the preceding [***] Calendar Years. The Books and Records for a given Calendar Year shall be subject to audit under this Section 1.13(g)(iii) no more than one time. The auditor will execute a reasonable written confidentiality agreement with Parent and will disclose to the Securityholders’ Representative only such information as is reasonably necessary to provide the Securityholders’ Representative with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Parent at the same time it is sent to the Securityholders’ Representative. All information contained in any Contingent Payment Update Report, or conveyed to the Securityholders’ Representative or its independent accounting firm in any meeting or other communication regarding a Contingent Payment Update Report, or made available to the Securityholders’ Representative or its independent accounting firm in connection with any audit conducted pursuant to this Section 1.13(g)(iii), shall be subject to a reasonable and customary confidentiality agreement between the applicable Contingent Payment Obligors and the Securityholders’ Representative. The results of each review, if any, shall be binding on the Securityholders’ Representative and Parent absent manifest error. If such audit concludes that additional amounts were owned by Parent, Parent shall pay, or cause to be paid, to the Participating Securityholders (A) the additional amounts and (B) if such additional amounts exceeds five percent (5%) of the total amount owed for the period then being reviewed, the reasonable out-of-pocket costs incurred by the Securityholders’ Representative (on behalf of the Participating Securityholders) for the conduct of such audit, in each case ((A) and (B)) by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, such additional amounts, for further distribution to the applicable Participating Securityholders, with interest from the date originally due as provided in Section 1.13, it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders with respect to such additional amounts with the Payment Agent until the parties have determined the aggregate amount payable to the Participating Securityholders with respect to such additional amounts, and Parent shall not be obligated to cause the Payment Agent to further distribute such additional amounts to the Participating Securityholders until the Securityholders’ Representatives has delivered the applicable Future Payment Schedule (subject to Section 1.9(i)) to Parent. If such audit shows any overpayment, such overpayment will be deducted from future payments owed by Parent to the Securityholders’ Representative hereunder.

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(h)           Parent Obligation. For the avoidance of doubt, other than the obligations set forth in Section 1.13(b)(i), 1.13(e) and 1.13(f), upon the Closing and thereafter, (i) Parent and the Surviving Entity and any other Affiliates of Parent (and any other Contingent Payment Obligors) shall have (A) sole decision-making authority over the development, registration and commercialization of the Products, (B) the right to own, operate, use, license, develop and otherwise commercialize the Products, in any way that Parent, the Surviving Entity and their respective Affiliates (and any other Contingent Payment Obligors) deem appropriate, in their sole discretion, and (C) the right to determine the terms and conditions of the development and commercialization of the Products, and any and all sales of the Product, including the Indication or Indications for which the Products may be developed or commercialized; and (ii) neither Parent nor the Surviving Entity nor any other Affiliates of Parent (nor any other Contingent Payment Obligors) shall have any obligation to own, operate, use, license, develop or otherwise commercialize the Products in order to maximize or expedite the achievement of any Milestone Event or the payment of any Contingent Payment. The Securityholders’ Representative (on behalf of the Participating Securityholders) hereby acknowledges and agrees that (1) there is no assurance that the Participating Securityholders will receive any Contingent Payment, (2) neither Parent nor the Surviving Entity nor any other Affiliates of Parent (nor any other Contingent Payment Obligors) promised or projected any amounts to be received by the Participating Securityholders in respect of any Contingent Payment, and the Securityholders’ Representative (on behalf of the Participating Securityholders) has not relied on any statements or information provided by or on behalf of Parent or its Affiliates with respect to the likelihood of development or potential sales of the Products, (3) neither Parent nor the Surviving Entity nor any other Affiliates of Parent (nor any other Contingent Payment Obligors) owe any fiduciary duty to the Securityholders’ Representative or the Participating Securityholders, and (4) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body. No party hereto may bring any claims disputing compliance with any obligations to use Commercially Reasonable Efforts pursuant to Section 1.13(d) with respect to a Product after the [***] anniversary of the delivery of any notice of Parent’s determination to cease development and/or sales of such Product (of which Parent shall notify the Securityholders’ Representative promptly (but in any event within 30 days) following such determination to cease sales).

(i)            Non-Transferable Right. The right of any Participating Securityholder to receive any amounts with respect to Contingent Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Participating Securityholder other than (A) on death by will or intestacy, (B) pursuant to a court order, (C) by operation of Law (including a consolidation or merger), or (D) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; provided that assignee or transferee shall, as a condition to such assignment or transfer, deliver to Parent and the Surviving Entity a written instrument confirming that such assignee or transferee shall be bound by all of the terms and conditions of this Agreement and (iii) does not represent any right other than the right to receive the Contingent Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

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(j)            Tax Treatment. For the avoidance of doubt, for all tax purposes, all payments made pursuant to this Section 1.13 are intended to be treated as payments made in consideration for the Company Securities surrendered in the Merger, except to the extent such payments are required to be treated as interest or a substitute for interest under the Code (or under any corresponding provisions of state and local income tax law) and the parties hereto (and their respective Affiliates) shall prepare all Tax Returns in a manner consistent with such intent.

(k)           Interest Accrual. All Contingent Payments, if not paid by Parent as and when due and payable under this Agreement, shall bear interest at the rate of [***]% per annum; provided, that such rate shall not exceed the highest rate permitted under applicable Laws.

(l)            CR Sanjiu Matters. Within five (5) Business Days of the Surviving Entity’s or Parent’s receipt, as applicable, of amount(s) in respect of the Upfront Payment (as such term is defined in the CR Sanjiu License Agreement), Parent shall, subject to Section 1.9(j), pay, or cause to be paid to the Participating Securityholders, by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, the portion of the Upfront Payment received from CR Sanjiu, less any amounts due pursuant to Schedule 1.13(l) (the “CR Sanjiu Payments”), for further distribution to the applicable Participating Securityholders (in accordance with the applicable CR Sanjiu Payment Schedule) pursuant to Sections 1.5, 1.6 and 1.9, and the full amount of the CR Sanjiu Payments shall be held by the Surviving Entity or Parent, as applicable, in trust for the benefit of the Participating Securityholders. Notwithstanding anything set forth in this Agreement, the CR Sanjiu Payments shall not be subject to setoff, counterclaim or other defense other than as set forth in this Section 1.13(l). Promptly following receipt of notice of Parent’s receipt of the CR Sanjiu Payments (which shall be provided by Parent promptly following the receipt of such payments), the Securityholders’ Representative shall deliver to Parent and the Payment Agent a spreadsheet setting forth the portion of the CR Sanjiu Payment to be paid to each Participating Securityholder (such spreadsheet, the “CR Sanjiu Payment Schedule”), it being understood that Parent shall not be obligated to deposit, or cause to be deposited, the amounts payable to the Participating Securityholders with respect to the CR Sanjiu Payment with the Payment Agent until the Securityholders’ Representatives has delivered the CR Sanjiu Payment Schedule (subject to Section 1.9(i)) to Parent. All CR Sanjiu Payments, if not paid by Parent as and when due and payable pursuant to this Section 1.13(l), shall bear interest at the rate of [***]% per annum; provided, that such rate shall not exceed the highest rate permitted under applicable Laws.

1.14                        Dissenting Shares.

(a)           Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Aggregate Merger Consideration. Holders of Dissenting Shares shall instead be entitled to receive payment from the Company of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL.

(b)           Notwithstanding the provisions of Section 1.14(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock to which such holder of Company Capital Stock would otherwise be entitled under Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)           The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent (to be given in Parent’s sole discretion) make any payment with respect to any such demands or offer to settle or settle any such demands.

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(d)           Notwithstanding the foregoing, to the extent that Parent, the Surviving Entity or the Company is required by applicable Law to make any per share payment or payments in respect of Dissenting Shares in excess of the consideration to which such Person would have been entitled under Section 1.5 (such excess, the “Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments in accordance with Section 8.

SECTION 2.                         Representations and Warranties of the Company

As an inducement to Parent to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub, except as set forth in the Disclosure Schedule (subject to the qualifications set forth in the Disclosure Schedule), as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date), as follows:

2.1                          Due Incorporation; No Subsidiaries Etc.

(a)           The Company does not have any Subsidiaries and does not hold any equity interests, or rights to acquire any equity interests, in any other Entity.

(b)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(c)           The Company is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2                          Certificate of Incorporation and Bylaws; Corporate Documents. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the Company Charter, the Company’s bylaws and Company investor agreements, including all amendments thereto, and the Company is not in violation of, in conflict with, or in default under, any of the respective terms thereof. The copy of the minute books of the Company provided to Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.3                          Capitalization, Etc.

(a)           Part 2.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock of the Company.

(b)           Part 2.3(b) of the Company Disclosure Schedule sets forth (i) the shares of Company Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, including those reserved for issuance upon the conversion of Company SAFEs and those reserved for issuance pursuant to the Option Plan, (ii) the shares of Company Preferred Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, including those reserved for conversion of Company SAFEs, (iii) the shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company; and (iv) any other outstanding equity interests in the Company. Except as set forth on Part 2.3(b) of the Company Disclosure Schedule, each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.

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(c)           Part 2.3(c) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company SAFE, including the holder, date of grant, the agreement under which such Company SAFE was issued and the number of shares, and series in the case of Company Preferred Stock, of Company Capital Stock subject thereto. Copies of all such agreements have been delivered to Parent.

(d)           Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company’s charter, and the Company’s bylaws, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or Contracts to which the Company or any holder of Company Securities is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(e)           There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any holder of Company Securities is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(f)            All of the outstanding shares of Company Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(g)           Part 2.3(g) of the Company Disclosure Schedule sets forth, with respect to each Company Option that is outstanding (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to each such Company Option, and (iii) with respect to Company Options, the exercise price per share of Company Common Stock purchasable under such Company Option.

2.4                          Financial Statements. The Company has delivered or otherwise made available to Parent or its counsel the Company’s audited financial statements (the “Audited Financial Statements”) for the fiscal years ended December 31, 2018 and December 2019 (the “Audited Balance Sheet Date”) and the unaudited financial statements (including the balance sheet and the related statements of income and cash flows) (the “Unaudited Financial Statements”) as of September 30, 2020 (such date, the “Unaudited Balance Sheet Date”, and the balance sheet of the Company as of such date, the “Unaudited Balance Sheet”) and for the interim period beginning on January 1, 2020, and ending on the Unaudited Balance Sheet Date (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except as may be indicated in the footnotes to such financial statements, and were prepared from the books and records of the Company, which books and records are complete in all material respects. The Unaudited Financial Statements fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein and were prepared from the books and records of the Company, which books and records are complete in all material respects.

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2.5                          Absence of Certain Changes. Since the Unaudited Balance Sheet Date, no event or series of related events has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as expressly contemplated by this Agreement, since the Unaudited Balance Sheet Date: (a) the Company has used or held its assets and properties for use, and have operated and conducted their business in all material respects, in the ordinary course of business; and (b) none of the following events or actions has occurred:

(a)           changed or amended the Company Charter, the Company’s bylaws, the Company investor agreements or authorized or proposed the same;

(b)           split, combined or reclassified any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options or Company SAFEs); issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeemed, purchased, or otherwise acquired, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable);

(c)           issued, delivered, transferred or sold, or authorized to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; other than shares of Company Common Stock issued in connection with the exercise of Company Options, including any “net exercise” automatically implemented pursuant to Section 1.6 of this Agreement;

(d)           entered into or adopted any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or filed a voluntary petition in bankruptcy or commenced a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)           fundamentally altered through liquidation, reorganization, restructuring or otherwise its corporate structure, including through reincorporation into a state that is not Delaware;

(f)            incurred any Debt for borrowed money (other than borrowings in the ordinary course of business under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers), or guaranteed any such Debt, or issued or sold any debt securities or guaranteed any debt securities of others;

(g)           made any capital expenditures, capital additions or capital improvements, in excess of (x) $25,000 individually or (y) $50,000 in the aggregate (other than in accordance with the budget for capital expenditures previously made available to Parent);

(h)           knowingly waived any material right of the Company under any Material Contract;

(i)            established or acquired any Subsidiary;

(j)            acquired or agreed to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(k)           (A) initiated any new line of business, (B) made any loan or capital contribution to any Person (other than business-related advances to its employees in the ordinary course of business consistent with past practice) or (C) otherwise acquired or agreed to acquire any securities or assets not in the ordinary course;

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(l)            terminated, cancelled, amended, waived, modified or failed to maintain, renew or comply with any material Permit;

(m)          sold, assigned, leased (as lessor), licensed, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Lien (other than Permitted Encumbrances) on, any of its assets;

(n)           (i) sold, assigned, transferred, licensed, abandoned or otherwise disposed of any Company Intellectual Property, or (ii) acquired, in-licensed or otherwise obtained any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), immaterial non-exclusive licenses, material transfer agreements, or clinical trial agreements, in each case, entered into in the ordinary course of business, and, as applicable, the Company’s form agreement(s), provided that any Intellectual Property arising from any such form agreement is solely owned by the Company);

(o)           entered into any Material Contract, amended or modified in any material respect any Material Contract or terminate any Material Contract;

(p)           made, or amended, any filings with the FDA, the EMA or any other Regulatory Authority performing functions similar to those performed by the FDA, the EMA or such other Regulatory Authority related to the Product;

(q)           (i) adopted, established, entered into, amended or terminated any Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law), (ii) increased the compensation or fringe benefits (including severance, termination pay, retention and change of control compensation or benefits) of, or granted any bonus or other incentive compensation to, any Company Service Provider, (iii) granted any severance, termination pay, retention, and change of control compensation or benefits to any Company Service Provider, (iv) terminated the employment or engagement of any Company Service Provider other than for cause or (v) hired or engaged any new Company Service Provider; or

(r)           waived, released, assigned, compromised, commenced, settled or agreed to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involved only the payment of monetary damages not in excess of (x) $10,000 individually or (y) $25,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company.

2.6                          Title to Assets. The Company has good and valid title to all assets owned by it, other than Intellectual Property assets which are covered by Section 2.9, including all such assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). All of such assets are owned by the Company free and clear of any Liens (other than Permitted Encumbrances). All of the material tangible assets of the Company have been maintained in a reasonably prudent manner and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.7                          Equipment. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

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2.8                          Real Property; Leasehold. The Company does not own any real property, and the Company does not own any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.8 of the Company Disclosure Schedule (the “Leased Real Property”). The Company have provided to Parent a true, correct and complete copy of each lease and document related thereto listed in Part 2.8 of the Company Disclosure Schedule. The Company is in material compliance with such real property leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. The Company has not granted any other Person the right to occupy or use any Leased Real Property and the Company’s quiet enjoyment of the Leased Real Property under the lease has not been disturbed in any material respect. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Company has not received written notice of (a) default, or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.9                          Intellectual Property.

(a)           Part 2.9(a)(i) of the Company Disclosure Schedule identifies: (x) each item of Company Registered IP; (y) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Company Registered IP, and, if Company is not the sole owner thereof, (i) the corresponding license agreement pursuant to which the Company has the right to use or practice such Company Registered IP, and (ii) if any such Person has a joint ownership interest in such Company Registered IP with Company, any agreement(s) between Company and such Person relating to such joint ownership. Each of the Patents included in the Company Registered IP that is solely owned or purported to be solely owned by the Company, and to the Knowledge of the Company each of the jointly owned Patents included in the Company Registered IP, properly identifies by name each and every inventor of the inventions claimed by such Patents as determined in accordance with United States patent law (and the inventors listed in each such Patent collectively constitute the entire inventive entity, as the term ‘inventive entity’ is defined and interpreted under United States patent law). The Company has complied in all material respects with all of its material obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws, with respect to all Patents included in the Company Registered IP. The Company Registered IP owned or purported to be owned by the Company, and to the Knowledge of the Company all other Company Registered IP, is subsisting. To the Knowledge of the Company, except as set forth in Part 2.9(a)(ii) of the Company Disclosure Schedule, the issued Patents included in the Company Registered IP are valid and enforceable. Part 2.9(a)(iii) of the Company Disclosure Schedule describes each filing, payment, and action that, to the Knowledge of the Company, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule, excluding any such item of Company Registered IP that Company has no right or responsibility to maintain. With the exception [***], no Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule has been, and the Company has received no notice that any Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule is, involved in any nullity, inter partes, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Knowledge of the Company, no such proceeding has been threatened with respect to any such Registered IP.

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(b)           The Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Encumbrances) to, all right, title and interest in and to all Company Registered IP, and, to the Knowledge of the Company, Company Owned IP that is not Company Registered IP, in each case that is solely owned or purported to be solely owned by the Company. With respect to each item of Company Registered IP, and, to the Knowledge of the Company, Company Owned IP that is not Company Registered IP, in each case that is jointly owned or is purported to be jointly owned by the Company, and one or more other Person(s), (i) Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Encumbrances) to, its joint ownership interest in such Company Owned IP, and (ii) each other Person with a joint ownership interest in such Company Owned IP has granted Company an exclusive license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP pursuant to a valid and enforceable written agreement between Company and such Person set forth in Part 2.9(b)(i) of the Company Disclosure Schedule. Each owner of Company Registered IP in which the Company neither has nor purports to have an ownership interest, has granted Company an exclusive license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP, pursuant to a valid and enforceable written agreement set forth in Part 2.9(b)(ii) of the Company Disclosure Schedule. The Company possesses adequate rights to use and otherwise exploit, pursuant to a valid and enforceable written agreement the Company Registered IP, and, to the Knowledge of the Company, Company Owned IP that is not Company Registered IP, in each case that is used or held for use in the conduct of its business as currently conducted. Subject to the [***] License Agreement and the [***] License Agreement, no Person has any right of first refusal, option and/or other right to acquire any right, title or interest in or to, or has any other Lien (other than Permitted Encumbrances) with respect to, any Company Registered IP. In each case where the Company has acquired ownership of Registered IP from any other Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in and to such Registered IP to the Company, and the Company has recorded each such assignment with the applicable patent or trademark office, or other applicable Governmental Body, in the jurisdiction in which such Registered IP is registered. To the Knowledge of the Company, there is no Intellectual Property owned in whole or in part by any Third Party, and/or any other Intellectual Property, other than the Company Intellectual Property, that is required or otherwise necessary for the Company to conduct its business as currently being conducted. For the avoidance of doubt, [***].

(c)           To the Knowledge of the Company, neither the conduct of the business of the Company has infringed or misappropriated or otherwise violated any Intellectual Property rights of any other Person, and, to the Knowledge of the Company, the conduct of its business as currently proposed to be conducted will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted any written action, proceeding or other claim (or to the Knowledge of the Company, any oral claim), and no action, proceeding or claim is pending or, to the Knowledge of the Company, threatened, (i) challenging the Company’s ownership or other right, title or interest in or to, or the use, validity, enforceability, patentability or registrability of, any of the Company Registered IP used in the business of the Company by or on behalf of the Company, (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by the Company, including any demand that the Company license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of the Company (each, a “Company Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Company Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Company Representative’s employment by, or other engagement with, or that otherwise relates to, the Company; and, to the Knowledge of the Company, with respect to clause (i) (solely with respect to Company Owned IP), clause (ii) and clause (iii) immediately above, there is no reasonable basis for any such claim in any material respect.

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(d)           The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or other violation of any Intellectual Property rights and is not contractually obligated to do so. None of the Company Owned IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property. To the Knowledge of the Company, except as set forth in Part 2.9(d) of the Company Disclosure Schedule, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Intellectual Property.

(e)           Part 2.9(e)(i) of the Company Disclosure Schedule identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (“Inbound Licenses”), provided, that Part 2.9(e)(i) of the Company Disclosure Schedule need not include, when entered into in the ordinary course of business and on reasonable and customary terms, material transfer agreements, clinical trial agreements, invention assignment agreements with Company employees or consultants, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements. Except with respect to the agreements listed in Part 2.9(e)(ii) of the Company Disclosure Schedule, the Company is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(f)            Part 2.9(f) of the Company Disclosure Schedule lists each outbound license of Company Intellectual Property (“Outbound Licenses”), provided, that Part 2.9(f) of the Company Disclosure Schedule need not include, when entered into in the ordinary course of business and on reasonable and customary terms, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses.

(g)           Part 2.9(g) of the Company Disclosure Schedule lists all Contracts (other than those disclosed or required to be disclosed on Parts 2.9(e) or 2.9(f) of the Company Disclosure Schedule) in effect as of the date of this Agreement (i) relating to any Product in any material respect, or (ii) containing any (A) restrictions on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Intellectual Property or other Intellectual Property used in the business of the Company by or on behalf of the Company, including covenants not to sue and settlement and co-existence agreements, (B) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Company Owned IP or (C) payment obligation of Company in connection with any change in control of the Company or any earn-out, milestone or other contingent payment obligation under any Inbound License or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, clauses (A), (B) and (C), the “Other IP Contracts”).

(h)           The Company has taken reasonable security and other measures to protect the Company Owned IP, including measures against unauthorized disclosure and unauthorized use, to protect the secrecy, confidentiality, and value of its trade secrets and other technical or proprietary information.

(i)            All Company Representatives who have been involved in the creation or development of Intellectual Property for or otherwise on behalf of the Company have executed valid and enforceable written Contracts with the Company that include (i) present assignments to the Company of the entire right, title and interest in and to all inventions and other Intellectual Property created for or otherwise on behalf of the Company, and (ii) obligations of confidentiality that require such Persons to maintain and protect the confidential information of the Company and not to use such confidential information for any unauthorized purpose (an “IP Agreement”). The Company has secured written assignments from all Company Representatives who contributed to the creation or development of any Company Intellectual Property owned or purported to be owned by the Company, of the entire right, title and interest in and to such Company Intellectual Property arising from such contributions that the Company does not already own by operation of law. To the Knowledge of the Company, no Company Representative (i) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Company Intellectual Property owned or purported to be owned by the Company (or to the Knowledge of the Company, any other Company Intellectual Property), or (ii) is in material violation of any IP Agreement. No Company Representative or scientific advisor of the Company has excluded, in any agreement with the Company, any inventions, methods, processes, compounds, developments or other Intellectual Property that relate to the business of the Company, including any Product and/or Company Intellectual Property.

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(j)            Except as set forth in Part 2.9(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties and/or other payments for, any Company Intellectual Property, nor has the Company used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development activities of the Company, including with respect to any Product and/or Company Intellectual Property. The Company has complied with all terms and conditions, including all applicable legal requirements, of each government contract and grant.  The Company has not received notice of any actual or alleged violation or breach of any term, condition, or applicable legal requirement of a government contract or grant.  No events have occurred which would reasonably be expected to result in a condition of default or breach of a government contract or grant by the Company.  All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted on behalf of the Company with respect to each government contract and grant were accurate as of the date of submission and made by an authorized representative of the Company.

(k)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of the Company in or to any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.

(l)            The Company is, and to the Knowledge of the Company, each Person acting for or otherwise on behalf of the Company (including any Third Party Services Provider) is, and has been, in material compliance with (i) all applicable Laws relating to the privacy, data protection and security of patient medical records and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (including in connection with any pre-clinical or clinical trials conducted with respect to any Product (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”)), (ii) all privacy, data protection and security policies of the Company concerning patient medical records and other Personal Information, and (iii) any contractual requirements to which the Company is subject that relate to any of the foregoing. Neither the Company, nor to the Knowledge of the Company, any service provider of, or other Person acting for or otherwise on behalf of, the Company that may collect, store, process, analyze or otherwise have access to any pre-clinical or clinical trial data, patient medical records, or any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to (including any that have resulted in the public disclosure of or any other unauthorized access to) any Personal Information or any confidential information of the Company. The Company has, and, to the Knowledge of the Company, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. There have not been any written, or, to the Knowledge of the Company, other, complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, or to the Knowledge of the Company, threatened by any Governmental Body or other Person against the Company, and none are pending, regarding any collection, use, storage, disclosure, transfer or other disposition of any patient medical records or other Personal Information by or on behalf of the Company (including by any Third Party Service Provider), including in connection with any pre-clinical or clinical trials conducted with respect to any Product, or the violation of any applicable Laws relating to any of the foregoing.

(m)          The software and related systems, if any, owned, leased or licensed by the Company used or for use in the conduct of its business as currently conducted (collectively, the “Company Systems”) are in good working order, and the Company Systems are backed up on a regular basis. The Company does not own any proprietary software and all other software used by the Company is unmodified commercially available off-the-shelf software having a replacement cost and annual license fee of less than $5,000 in the aggregate, and the Company has complied with the terms of all such software licenses. In the 18-month period preceding the date of this Agreement, to the Knowledge of the Company, there have not been any security breaches or other adverse events affecting any Company Systems.

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(n)           The Company has the right pursuant to a Material Contract, or, to the Knowledge of the Company, another valid and enforceable written agreement, to, upon the Company’s request, duplicate, access and transfer to the Company and/or its designees possession and control of any and all Company Scientific Materials created or otherwise generated pursuant to such Material Contract or such other agreement.

2.10                        Regulatory Matters.

(a)           The Company has obtained all material clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Body (including, without limitation, the FDA) that are, to the Knowledge of the Company, required to permit the Company to conduct its business as currently conducted. The Company has filed with the applicable Regulatory Authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports that are required to be filed prior to the date of this Agreement. All such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Laws when filed, and no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions that have not been cured, except for revised submissions to correct discovered errors.

(b)           Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, the Company does not have any Contract with any Third Party to develop, promote or market any Product or any other compound, or any product or that otherwise grants such Third Party any license to develop, manufacture, supply, distribute, market, commercialize, sell, offer, import or otherwise commercialize the Product or any other compound or any product.

(c)           All Clinical Trials sponsored by the Company have been, and are being, conducted in material compliance with Good Clinical Practices and applicable Laws relating to the conduct of Clinical Trials and the protection of human subjects, and applicable federal and state Laws restricting the use, transfer and disclosure of individually identifiable health information and human subject or patient clinical biological samples.

(d)           As of the date of this Agreement, the Company has not received any written notices from any institutional review board (IRB), ethics committee, safety monitoring committee or the FDA or other Regulatory Authority with respect to any ongoing Clinical Trial requiring the termination, suspension or material modification of such Clinical Trial and, to Knowledge of the Company, no such action has been threatened.

(e)           The Company has not received any written notice from any Regulatory Authority withdrawing or placing any Product on “clinical hold” or requiring the termination or suspension or investigation of any Clinical Trials sponsored by the Company, and there are no pending actions by any Regulatory Authority against or affecting the Company with respect to the Products or relating to or arising under any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

(f)            The Company has made available to Parent complete and correct copies of all (i) serious adverse event reports, non-clinical expedited safety reports and periodic adverse event reports, and (ii) all material Regulatory Authority communications and documents submitted by the Company to or received by the Company from the FDA, the EMA or any other Regulatory Authority, including material inspection reports, warning letters and similar documents, in each case, concerning the Products.

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(g)           To the Knowledge of the Company, the Company has not, and no Company Service Provider at the direction of the Company has, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.

(h)           The Company is in compliance and, during the past six years has been, in compliance in all material respects with all healthcare Laws applicable to the development, research, testing, manufacturing, and marketing of the Products as currently conducted, including any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. The Company is not subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA or similar Law, and to the Knowledge of the Company no such enforcement, regulatory or administrative proceeding has been threatened.

(i)            The Company has never been, and to the Knowledge of the Company, none of the Company Representatives (while employed or engaged by the Company) has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

(j)            To the Knowledge of the Company, any manufacture of the Products used in any Clinical Trials by or on behalf of the Company has been conducted in material compliance with the applicable specifications and requirements of current Good Manufacturing Practices. To the Knowledge of the Company, no Product nor other products used in any Clinical Trials by or on behalf of the Company has been adulterated or misbranded.

(k)           The Company believes that the fifty (50) patients included in the ONC-201 Registration Cohort have been selected substantially in accordance with the official written minutes of Company's meetings with the FDA, a copy of which is attached as Schedule 2.10(k), and, to the Knowledge of the Company, no exception has been made by Company in including or excluding subjects in such 50-patient ONC-201 Registration Cohort.

2.11                        Material Contracts.

(a)           Part 2.11(a) of the Company Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.11(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)            any Contract (or group of related Contracts) that requires future payments by or to the Company in excess of $100,000 in any Calendar Year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii)           (A) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets (other than the acquisition or disposition of assets in the ordinary course of business); (B) any Contract relating to the acquisition or disposition by the Company of any operating business or assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options) or (C) any Contract the primary purpose of which is to provide indemnification obligations;

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(iii)          (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv)           (A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company;

(v)            any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi)           any Contract that is a settlement, conciliation, or similar agreement with any Person or Governmental Body;

(vii)          any Contract under which any Governmental Body has any material rights;

(viii)        (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Entity from engaging in any business or activity in any geographic area or other jurisdiction, other than in connection with this Agreement; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any Calendar Year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(ix)          any Contract (other than purchase orders and statements of work) with a Major Supplier;

(x)            any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xi)          any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $100,000 or more individually;

(xii)         any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any personal property;

(xiii)        any Inbound License, Outbound License, or Other IP Contract;

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(xiv)            any power of attorney granted by the Company that is currently in effect; and

(xv)            any Contract not otherwise listed or required to be listed in Part 2.11(a) of the Company Disclosure Schedule that, if terminated, or if expired without being renewed, would have a Company Material Adverse Effect.

(b)            With respect to each Material Contract listed in Part 2.11(a) of the Disclosure Schedule: (i) such Material Contract is binding and enforceable against the Company and, to the Knowledge of the Company, against each party thereto other than the Company, in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Knowledge of the Company, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copy of each such Material Contract.

(c)            As of the date of this Agreement, no Third Party to any Material Contract has provided written notice or, to the Knowledge of the Company, oral notice to the Company that it intends to materially modify or cancel any Material Contract to which it is a party.

2.12        Liabilities. The Company has no Liabilities, other than: (a) those specifically set forth on the face of the Unaudited Balance Sheet; (b) those incurred in the ordinary course of business, consistent with past practice, since the date of the Unaudited Balance Sheet; and (c) those incurred pursuant to performance of this Agreement. Part 2.12 of the Company Disclosure Schedule sets forth all of the Debt of the Company outstanding as of the date of this Agreement.

2.13        Compliance with Laws.

(a)            The Company is and has been in material compliance with applicable Laws, including those relating to employment, and the Company has not received any written notices of any violation with respect to such Laws.

(b)            The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Bodies (collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date of this Agreement, no written notices have been received by the Company alleging the failure to hold any Permit. The Company is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

2.14        Certain Business Practices. Each of the Company, and to the Knowledge of the Company, the employees or other representatives of the Company acting on behalf of the Company (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

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2.15        Tax Matters.

(a)            The Company has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects, and have been prepared in compliance with applicable Law. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

(b)            The unpaid Taxes of the Company (i) did not, as of the Unaudited Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Unaudited Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(c)            There is no past, pending or threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute associated with any Tax Return that has been or is being conducted by a Governmental Body. The Company has not received from any Governmental Body (including jurisdictions where the Company has not filed Tax Returns) any written (or, to the Knowledge of the Company, oral): (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)            The Company has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party, and has timely filed all withholding and information Tax Returns (including IRS Forms W-2, 1099 and 1042) for all periods through and including the Closing Date.

(e)            The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)             The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

(g)            The Company will not be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in, or improper, method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) election pursuant to Section 108(i) of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) prepaid amount or deferred revenue received on or prior to the Closing Date.

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(h)            The Company has delivered or made available to Parent complete and accurate copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. The Company has not received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body). No power of attorney with respect to Taxes has been granted with respect to the Company that will have any effect after the Closing Date.

(i)             The Company is not a party to any agreement with any Third Party relating to allocating, indemnifying or sharing the payment of, or Liability for, Taxes, other than ordinary commercial agreements, the principal purpose of which is not related to Tax. The Company has never been a member of a group filing a consolidated, combined, or unitary income Tax Return. The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; (iii) by Contract, or (iv) by operation of Law or otherwise.

(j)             The Company does not have, and never have had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes). The Company uses the accrual method of accounting for income Tax purposes.

(k)            No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.

(l)             The Company is in material compliance with the requirements for any applicable Tax holidays or incentives, and no such Tax holidays or incentives will terminate or be subject to repayment, recapture or clawback because of the transactions contemplated by this Agreement.

(m)           No Company Security is a “covered security” within the meaning of Section 6045(g) of the Code. A valid and timely election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered to Parent true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company in accordance with Treasury Regulation Section 1.83-2(d), together with evidence of timely filing of such election statements with the appropriate IRS office.

(n)            Notwithstanding anything to the contrary contained herein, the Company makes no representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including but not limited to net operating losses and research and development credits (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates (including the Surviving Entity) to utilize such Tax Attributes after the Closing.

2.16        Employee Benefit Plans.

(a)            Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all Company Plans and Company Service Provider Agreements (including representative forms of individual restricted stock/share agreements).

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(b)            With respect to each Company Plan and Company Service Provider Agreement, the Company has delivered or otherwise made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan or Company Service Provider Agreement that is subject to such reporting requirements; (iii) the current summary plan description and any summaries of material modifications thereto, if any, or any written summary provided to participants with respect to any plan or agreement for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; (v) all non-discrimination testing for the three most recent completed plan years, (vi) all Section 83(b) elections filed pursuant to the Code, (vii) all employee handbooks, and (viii) all written correspondence given to such Company Plan or Company Service Provider Agreement, the Company or any Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such entity by the Company Plan or Company Service Provider Agreement, the Company or a Company ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c)            In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code have received a determination letter (or, if applicable, advisory or opinion letter) from the IRS to the effect that they meet the requirements of Section 401(a) of the Code and Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. No non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or Company Service Provider Agreement that would reasonably be expected to result in any Liability to the Company or any Company ERISA Affiliate. There are no Legal Proceedings or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement, except as would reasonably be expected not to result in material Liability to the Company. None of the Company nor any Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without Liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses).

(d)            No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code. There is no Contract, agreement, plan or arrangement to which the Company nor any Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee or consultant for any taxes. Except as otherwise set forth in Part 2.16(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the Merger, either alone or in combination with any other event, will increase the benefits or compensation payable under any Company Plan or any Company Service Provider Agreement or to any current or former director, officer, employee or other individual service provider of the Company, or will result in any acceleration of the time of payment, funding or vesting of any benefits or compensation under any Company Plan or any Company Service Provider Agreement or for any current or former director, officer, employee or other individual service provider of the Company, except as otherwise provided in this Agreement.

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(e)            No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)); (v) a multiple employer plan or to any plan described in Section 413 of the Code, or (vi) a self-insured plan that provides benefits to employees, directors, consultants or independent contractors. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Plan in which stock of the Company or any Company ERISA Affiliate is or was held as a plan asset. The Company and the Company ERISA Affiliates have complied and are in compliance with COBRA. The Company has no current or contingent Liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)             Except as otherwise set forth in Part 2.16(f) of the Company Disclosure Schedules, no Company Plan or Company Service Provider Agreement promises or provides, nor does the Company or any Company ERISA Affiliate have any Liability or obligation to provide, post-termination or post-employment payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of indebtedness, vesting, medical, health or life insurance or other welfare-type benefits, increase in benefits or obligation to fund benefits, with respect to any Person except as required by (i) applicable Law or (ii) the terms of any plan qualified under Section 401(a) of the Code, and in each case, at no cost to the Company.

(g)            Each Company Plan, Company Service Provider Agreement, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Each Company Option is exempt from the requirements of Section 409A.

(h)            No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any Foreign Benefit Plan.

(i)            The Per Share Closing Valuation represents the fair value per share of the Company’s Common Stock as of the Closing Date for income tax purposes and can be relied upon by Parent for tax reporting and withholding purposes related to the Code and implementation of the net exercise of Company Options as contemplated by this Agreement.

2.17        Employee Matters.

(a)            The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current Company Service Providers which sets forth the following information with respect to each, as applicable: (i) name, (ii) status as an employee, consultant, independent contractor, advisor, director, or individual service provider; (iii) title or position, (iv) the entity or entities by which such individual is employed or engaged, (v) hire date, (vi) current annual or hourly base compensation or retention rate, (vii) target bonus or incentive compensation rates for current fiscal year, and similar incentive compensation paid for immediately prior fiscal year, (viii) active or inactive status and, if applicable, the reason for inactive status, (ix) full-time or part-time status, (x) exempt or non-exempt status; and (xi) employment or engagement location.

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(b)            The Company: (i) is, and at all times has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, those related to terms and conditions of employment, payment of wages, pay equity, hours of work, employment taxes and withholdings, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or other violation of the rights of any prospective employees or Company Service Providers; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries, compensation and other payments to any Company Service Provider; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(c)            The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, nor has there ever been, a representation campaign or organizing activity with respect to any Company Service Providers. To the Knowledge of the Company, neither the Company nor any of its representatives, employees or Company Service Providers has committed or engaged in any unfair labor practice in connection with the operation of the business of the Company. There are no, nor have there been within the past three years, any Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to employment and employment practices, including, but not limited to, any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statutes or regulations, privacy rights, labor disputes, workers’ compensation, safety, retaliation, harassment, immigration, discrimination, retaliation, harassment, or any other matter involving any applicant for employment or Company Service Provider.

(d)            No Company Service Provider has provided written notice to the Company of his, her or its intent to terminate his, her, or its relationship with the Company as of the date of this Agreement, and to the Knowledge of the Company, no Company Service Provider intends to terminate his, her, or its relationship with the Company following the Closing.

(e)            The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, and policy statements relating to the employment of all Company Service Providers.

(f)            The employment, engagement, or service relationship of each current Company Service Provider is terminable at-will by the Company without any penalty, Liability, advance notice requirement, or severance obligation.

(g)            No Company Service Provider would reasonably be expected to be deemed to be a misclassified employee of the Company pursuant to applicable Law. The Company does not have any material Liability as a result of the failure to properly classify any current or former independent contractor, consultant, or advisor as an employee of the Company. The Company is, and at all times has been, in material compliance with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than earned and accrued compensation and reimbursements of expenses and fees for the applicable current work period.

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2.18        Environmental Matters. The Company is and for the past six years has been in material compliance with all applicable Environmental Laws. During the past six years (or earlier if unresolved), the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to the Knowledge of the Company, threatened action or investigation by any Governmental Body under any Environmental Law. The Company is and for the past six years has been in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company, are in full force and effect, and the Company is and for the past six years has been in material compliance with the terms thereof. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would result in liability to the Company under Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company.

2.19        Insurance. The Company has the insurance policies set forth in Part 2.19 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. To the Knowledge of the Company, the Company does not have any threatened termination of, or material premium increase with respect to, any of such policies.

2.20        Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose Liability the Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which the Company, any of the assets owned or used by the Company, or any of the Company’s officers or directors (in their respective capacities as such), is subject.

2.21        PPP Loan Eligibility & Compliance. The Company satisfied the eligibility requirements for receipt of the PPP Loan. The Company has been and continues to be in compliance with all terms, conditions, and applicable Law of and pertaining to the PPP Loan. All representations and certifications made by or on behalf of the Company with respect to the PPP Loan, including in the PPP Loan application and any request for forgiveness in connection with the PPP Loan, were true, accurate, and complete as of the date thereof. The Company has not used any PPP Loan proceeds in a manner or otherwise taken any action that would render any portion of the PPP Loan ineligible for forgiveness.

2.22        Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.23        Vote Required.

(a)            The affirmative vote or written consent of at least [***]% of the Company’s outstanding Company Capital Stock (on an as converted to Company Common Stock basis) (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement. The Required Company Stockholder Vote has been obtained prior to the date of this Agreement in accordance with the requirements of Section 228 of the DGCL.

(b)            In connection with seeking the Required Company Stockholder Vote, the Company prepared an information statement in the form provided to Parent (the “Information Statement”).

2.24        Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or the bylaws of the Company; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company, including any Company Intellectual Property (other than a Permitted Encumbrance) pursuant to, any Material Contract. Except as may be required by the DGCL, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.25        Financial Advisor. Except as set forth on Part 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.26        Inventories. Part 2.26 of the Company Disclosure Schedule sets forth a complete and accurate list of the inventories of the Company as of the date of this Agreement. The ONC-201 and ONC-206 current drug substance and drug product inventories of the Company are in good, merchantable and usable condition and of a quality and quantity usable in the ordinary course of business. The inventory obsolescence policies of the Company are reasonably appropriate for the nature of the products sold by the Company.

2.27        Major Suppliers. Part 2.26 of the Company Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers of goods or services to the Company (based on the amount paid by the Company to that supplier since the Audited Balance Sheet Date) (each, a “Major Supplier”), together with the amount paid during such period. The Company has not received written notice from a Major Suppliers that such Major Supplier intends to terminate, limit or reduce its business relations with the Company. Except as set forth in Part 2.26 of the Company Disclosure Schedule, no Major Supplier has terminated or reduced its relationship with the Company since the Unaudited Balance Sheet Date.

2.28        Related Party Transactions. Except as set forth in Part 2.27(a) of the Company Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company or their respective Affiliates or family members other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary expenses incurred on behalf of the Company, (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.16(a) of the Company Disclosure Schedule and (d) agreements relating to outstanding Company SAFEs (each Contract required to be set forth on Part 2.7 of the Company Disclosure Schedule, an “Affiliated Agreement”). Except as set forth on Part 2.28 of the Disclosure Schedule, to the Knowledge of the Company, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract.

***Certain Confidential Information Omitted

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2.29        HSR Act. The Company represents that it is its own ultimate parent entity, as that term is defined in 16 CFR § 801.1(a)(3); the Company further represents that it has total assets on its most recent regularly prepared balance sheet of less than $18.8 million and that it had no revenue in its last financial year.

2.30        Acknowledgement Regarding Representations and Warranties of Parent. With respect to any projection or forecast delivered by or on behalf of Parent to Company, Company acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (iii) it is familiar with each of the foregoing. In furtherance of the foregoing, and not in limitation thereof, Company acknowledges that, except to the extent covered by the representations and warranties set forth in this Agreement, neither the Parent nor any of its directors, officers, employees, securityholders, agents, Affiliates or representatives has made or is making any express or implied representation or warranty with respect to estimates, projections, forecasts, forward-looking statements or business plans regarding Parent and its business and operations, and such estimates, projections, forecasts, forward-looking statements or business plans regarding Parent and its business and operations, and such estimates, projections, forecasts, forward-looking statements or business plans shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against Parent or any of its directors, officers, employees, securityholders, agents, Affiliates or representatives with respect thereto.

SECTION 3.         Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company, except as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), as of the date hereof and the Closing Date (in each case, unless the representation or warranty speaks expressly as of a particular date, in which case it is true and correct only as of such date), as follows:

3.1          Due Incorporation; Subsidiaries. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub have the power and authority to own or lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted. A true, correct and complete copy of Merger Sub’s organizational documents, as in effect on the date of this Agreement, have been furnished to the Company or its representatives. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign entity each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except, in the case where the failure to be so qualified or licensed or in good standing would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

3.2          Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and the Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.3          Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, or (c) cause a default on the part of Parent or Merger Sub under any material contract of Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Except as may be required by the DGCL, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4          Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub challenging the Merger. There is no unsatisfied judgment or any open injunction binding upon Parent or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement.

3.5          Merger Sub. Merger Sub (a) was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

3.6          No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby. The issuance of the Maximum Parent Shares will not exceed 19.9% of the total Parent Common Stock outstanding (not including any shares of Parent Common Stock that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities), and a stockholder approval of the issuance such number of Parent Common Stock will not be required pursuant to NASDAQ Marketplace Rule 5635.

3.7          Availability of Funds. Parent has sufficient cash on hand to pay the Cash Upfront Merger Consideration Amount and will have sufficient cash or other sources of immediately available funds to pay the applicable portion of the Seller Note and the Contingent Payments, if any, payable pursuant to this Agreement as such payments become due.

3.8          Issuance of Shares. The shares of Parent Common Stock issuable in connection with the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company herein, will be duly issued, fully paid and non-assessable.

3.9          SEC Filings; Financial Statements

(a)            Since January 1, 2020, Parent has filed or furnished (as applicable) on a timely basis all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed with or furnished to the SEC under applicable Law, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the “Parent SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Reports at the time they were filed, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

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(b)            The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Reports: (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.

(c)            Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (iii) that receipts and expenditures are made only in accordance with authorizations of management and Parent’s board of directors; and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the audit committee of its board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)            Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of its board of directors (i) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Parent SEC Report has been so disclosed. Parent has evaluated the effectiveness of the Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, to the extent required by applicable Law, disclosed in such report or amendment any change in Parent’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

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3.10        Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, financial advisory fee, finders’ fee or other similar fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

3.11        Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in Section 2, as of the Closing and immediately after the consummation of the Merger, the Company will be Solvent.

3.12        HSR Act. Parent represents that it made a good faith determination of the fair market value of the Company’s voting securities in accordance with 16 C.F.R. §§ 801.10, 802.4 and 802.50, and concluded that the size of transaction does not exceed $376 million.

3.13        Acknowledgement Regarding Representations and Warranties of the Company. With respect to any projection or forecast delivered by or on behalf of the Company to Parent, Parent and Merger Sub each acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (iii) it is familiar with each of the foregoing. In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Sub each acknowledges that, except to the extent covered by the representations and warranties set forth in this Agreement, neither the Company nor any of its directors, officers, employees, securityholders, agents, Affiliates or representatives has made or is making any express or implied representation or warranty with respect to estimates, projections, forecasts, forward-looking statements or business plans regarding the Company and its business and operations, and such estimates, projections, forecasts, forward-looking statements or business plans shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against the Company or any of its directors, officers, employees, securityholders, agents, Affiliates or representatives with respect thereto.

SECTION 4.         Certain Covenants of the Company

4.1          Termination of Agreements. Prior to or contemporaneously with the Closing, but effective as of the Effective Time, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliated Agreements set forth on Schedule 4.1 hereto and the Contracts and Company Plans listed in Schedule 6.1(h).

SECTION 5.         Additional Covenants of the Parties

5.1          Section 280G. The Company shall (i) secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval by the Company Stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (such vote the “280G Stockholder Vote”). The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above. If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. If applicable, not less than three Business Days before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 5.1, including any stockholder consent form, disclosure statement, or waiver, and the Company shall reasonably incorporate comments received from Parent on such documents or agreements. In connection with the foregoing, Parent shall provide the Company with all information and documents necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or any of its Affiliates, together with all other potential payments, could constitute parachute payments under Section 280G of the Code (and shall further provide any such updated information as is necessary prior to the Closing Date).

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5.2          Indemnification of Officers and Directors.

(a)            For six (6) years from and after the Effective Time, all rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring at or prior to the Effective Time as provided under applicable Law and the Company’s certificate of incorporation or bylaws in effect on the date of this Agreement, and in those indemnification agreements between the Company and such D&O Indemnified Persons (as in effect on the date of this Agreement and listed on Schedule 5.2) shall survive the Merger and shall be observed by the Surviving Entity to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.2(a) and the indemnification rights provided under this Section 5.2(a) until disposition of such claim.

(b)            For six (6) years from and after the Effective Time, Parent shall, and Parent shall cause the Surviving Entity to, cause (i) the certificate of incorporation and the bylaws or comparable organizational documents of the Surviving Entity to contain provisions no less favorable to each D&O Indemnified Person to limitation of certain liabilities of the D&O Indemnified Persons than are set forth as of the date of this Agreement in the certificate of incorporation and the bylaws or other comparable organizational documents of each member of the Company, except as required by Law, and (ii) the certificate of incorporation and bylaws or comparable organizational documents of the Surviving Entity to contain provisions no less favorable to provisions regarding indemnification of the D&O Indemnified Persons than are set forth as of the date of this Agreement in the certificate of incorporation and the bylaws or other comparable organizational documents of the Company, except as required by Law.

(c)            Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail D&O Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers with coverage for six years following the Effective Time, the cost of which shall be paid by the Company (and shall be deemed a Closing Date Transaction Expense). For six years after the Effective Time, Parent shall, and shall cause the Surviving Entity to, maintain such Tail D&O Policy, and to the extent such policy cannot be maintained, to substitute such policy with reputable and financially sound carriers covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time.

(d)            In the event that Parent, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.2.

(e)            The provisions of this Section 5.2 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs, which shall be deemed as third party beneficiaries under this Agreement, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.2 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

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5.3          Tax Matters.

(a)            Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date in accordance with past practice as well as Section 1.13(j) and Section 5.3(g) (each, a “Parent Prepared Return”). In the event that any Taxes are reflected on any Parent Prepared Return that may form the basis for a claim of indemnification pursuant to Section 8.1, Parent will submit such Parent Prepared Return to the Securityholders’ Representative for review, comment and approval (not to be unreasonably withheld) at least 20 days prior to the due date for filing such Parent Prepared Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date); provided, however, that any failure by Parent to so submit a Parent Prepared Return shall not relieve the Participating Securityholders of any Liability for Taxes with respect to such Parent Prepared Return (except to the extent the Participating Securityholders are materially prejudiced by such failure); provided, further that nothing in this Section 5.3(a) shall preclude Parent from filing any Tax Returns as required by applicable Law. To the extent any Taxes shown on Parent Prepared Returns prepared in accordance with this Section 5.3(a) are subject to indemnification under Section 8.1, Parent shall be entitled to reimbursement from the Participating Securityholders (in accordance with their Ownership Percentages), or at the election of Parent, under the procedures set forth in the last sentence of Section 8.8.

(b)            With respect to any audit, litigation or other proceeding with respect to Taxes of the Company (each a “Tax Claim”) Parent shall have the right to control such Tax Claim, including the defense and settlement thereof; provided, however, that the Securityholders’ Representative shall have the right to participate in (but not control), at the Participating Securityholders’ expense, any such Tax Claim. With respect to any Tax Claim that relates solely to taxable periods or portions thereof that end on or before the Closing Date and involves Pre-Closing Taxes that are subject to indemnification in Section 8.1 (the “Indemnification Tax Matters”), Parent will (x) keep the Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, (y) provide the Securityholders’ Representative copies of all material correspondence and other documents relating solely to such Indemnification Tax Matters, and (z) not settle such Indemnification Tax Matters without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(c)            Parent, the Company and their Affiliates, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Entity following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Parent’s general policy on records retention. Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns.

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(d)            All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated in this Agreement shall be paid by Parent and Parent shall file all related Tax Returns, and the Securityholders’ Representative shall cooperate with Parent in connection with any such filings; provided, however, that [***] percent ([***]%) of the amount of Transfer Taxes to be paid by Parent pursuant to this Section 5.3(d) shall be deducted from the Cash Upfront Merger Consideration Amount or be otherwise subject to setoff pursuant to Section 8.8.

(e)            Prior to the Closing, the Company agrees to cooperate with Parent and provide any relevant information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company.

(f)            None of Parent or any of its Affiliates will, make, or cause to be made, any extraordinary transaction or event on the Closing Date (including an election under Section 338 or Section 336(e) of the Code with respect to the transactions contemplated by this Agreement), other than the transactions contemplated by this Agreement, that would reasonably be expected to increase the amount of Taxes imposed on the Participating Securityholders or for which the Participating Securityholders otherwise economically bear under this Agreement (including Taxes for which the Participating Securityholders may incur an indemnification obligation under this Agreement).

(g)           The Company, Parent, and their respective Affiliates shall use the Per Share Closing Valuation as the fair market value per share of the Company’s Common Stock as of the Closing Date for all income tax purposes, including for all tax withholding purposes pursuant to this Agreement (such as for payroll tax treatment of the net exercise of Company Options as contemplated by this Agreement) and shall prepare all Tax Returns in a manner consistent with such treatment.

(h)           None of Parent or any of its Affiliates (including the Surviving Entity) shall (or shall cause or permit any other Person to) (A) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period, (B) make any Tax election, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a period beginning (or deemed to begin) after the Closing Date, (C) enter into any closing agreement, settle any Tax claim or assessment, or surrender, reduce or limit any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case relating to the Company for any Pre-Closing Tax Period, or (D) enter into discussions regarding any voluntary disclosure program involving Taxes of the Company for any Pre-Closing Tax Period, in each case without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or unless required by Law.

5.4          Confidentiality. From and after the Effective Time, the Securityholders’ Representative and the Participating Securityholders shall, and shall cause its Affiliates and its and their respective representatives to, keep confidential and not disclose documents and information concerning Parent and its Affiliates (including the Surviving Entity) and its and their respective businesses, this Agreement and the transactions contemplated hereby, whether or not such documents and information were furnished by Parent or its Affiliates (including the Surviving Entity) or its and their respective representatives in connection with the transactions contemplated hereby.

5.5          Termination of Company 401(k) Plan. The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans maintained or contributed to by the Company or any of its Subsidiaries. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Board of Directors of the Company or the board of directors of its Subsidiaries, as applicable.

***Certain Confidential Information Omitted

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SECTION 6.           Conditions Precedent to Obligations of Parent and Merger Sub

6.1            Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)            written resignations of all directors and officers of the Company, effective as of the Effective Time;

(b)            the Certificate of Merger, executed by the Company;

(c)            at least two Business Days prior to the Closing Date, a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the name, address and email address of each holder of Company Securities immediately prior to the Effective Time, (ii) the respective acquisition date(s) of such Company Securities, (iii) whether such shares of Company Capital Stock were acquired upon prior exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code), (iv) to the extent applicable, the vesting schedule applicable to such Company Securities, (v) a designation, with respect to each Company Option, as to whether such Company Option is an Employee Option or Non-Employee Option, (vi) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the total number of shares of Company Capital Stock (A) for which Company Options are exercisable, and (B) issuable under the terms of the Company SAFEs), (vii) a calculation of the number of shares of Company Common Stock to be issued upon net exercise of outstanding Company Options as of immediately prior to the Effective Time, (viii) a designation of Company Options that will be cancelled at the Effective Time without a net share issuance, if applicable (ix) a calculation of the Upfront Merger Consideration, the Aggregate Net Exercise Tax Amount, the Per Share Upfront Merger Consideration, the Per Share Seller Note Consideration and the Per Share Contingent Consideration for each class of Company Capital Stock as of the Closing Date, (x) the portion of the Upfront Merger Consideration, as of the Closing Date, which each holder of Company Securities is eligible to receive, (xi) the Participating Securityholder’s Ownership Percentage of the Securityholders’ Representative Reserve delivered to the Securityholders’ Representative pursuant to Section 1.12, (xii) the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative, (xiii) any required withholding (if any) with respect to each Person to whom any payment shall be due and payable in connection with the Closing, and (xiv) the Ownership Percentage for each Participating Securityholder;

(d)            a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within seven days prior to the Closing Date;

(e)            a copy of the amended and restated certificate of incorporation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(f)            all Third Party consents, approvals, waivers and estoppel certificates listed in Schedule 6.1(f) in a form acceptable to Parent;

(g)           evidence, reasonably satisfactory to Parent, as to the termination of the Contracts and Company Plans listed in Schedule 6.1(h), without any liabilities thereunder on the part of the Company; and

(h)           a USB drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the online data room utilized for the transactions contemplated hereby.

6.2            Estimated Closing Statement. Parent shall have received the Estimated Closing Statement from the Company, which shall have been delivered to Parent not less than three Business Days prior to the Closing Date.

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6.3            FIRPTA Certificate. Parent shall have received a statement from the Company, dated as of the Closing Date and signed by an authorized officer of the Company, that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.4            280G Stockholder Vote. If the 280G Stockholder Vote is applicable and required, the 280G Stockholder Vote shall have occurred and any payments that could reasonably be expected to be non-deductible under Section 280G of the Code shall have been previously irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) unless approved in the 280G Stockholder Vote, and either approved or disapproved in the 280G Stockholder Vote.

6.5            Indebtedness. A payoff letter from each holder of Debt of the Company in form and substance reasonably acceptable to Parent.

SECTION 7.           [Intentionally Omitted]

SECTION 8.           Indemnification

8.1            Indemnification by Participating Securityholders. Subject to the other provisions of this Section 8, following the Closing, each Participating Securityholder shall, severally and not jointly, in accordance with such Participating Securityholder’s Ownership Percentage, indemnify Parent and the Surviving Entity, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns (each a “Parent Indemnified Party”) in respect of, and hold them harmless against, any Losses suffered, incurred or sustained by any Parent Indemnified Party directly or indirectly resulting from or arising out of:

(a)            any inaccuracy in or breach as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any representation or warranty made by the Company in this Agreement or in certificates delivered to Parent or Merger Sub by or on behalf of the Company in connection herewith;

(b)            any breach or nonfulfillment by the Company or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in this Agreement;

(c)            without duplication of any other amounts included in the calculation of Aggregate Merger Consideration or any other rights to indemnity set forth herein, any Pre-Closing Taxes;

(d)            any claims by any current or former Participating Securityholder or alleged current or former holder of any interest or security of the Company, relating to or arising out of (x) this Agreement or the transactions contemplated hereby, including the allocation, misallocation, miscalculation or inaccuracy of the Upfront Merger Consideration, the amounts payable to the Participating Securityholders pursuant to the Seller Note, the CR Sanjiu Payments, the Adjustment Amount and/or any Contingent Payments amongst the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule or any Future Payment Schedule, or (y) ownership or rights to ownership of any shares of capital stock or other equity securities of the Company, including any claims for breaches of fiduciary duties owed to such Person in such capacity;

(e)            any (i) Closing Date Indebtedness or Closing Date Transaction Expenses in each case, to the extent not taken into account in the calculation of the Upfront Merger Consideration (as adjusted pursuant to Section 1.10) or (ii) any matter set forth in Schedule B as a Post-Closing Transaction Expense;

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(f)            any Dissenting Share Payments;

(g)           any Fraud by the Company; and/or

(h)            matters set forth in Schedule 8.1(h).

8.2            Indemnification by Parent

. Subject to the other provisions of this Section 8, following the Closing, Parent shall indemnify the Participating Securityholders in respect of, and hold them harmless against, any Losses suffered by the Participating Securityholders resulting from or arising out of:

(a)            any inaccuracy in or breach of any representation or warranty, as of the date of this Agreement, made by Parent or Merger Sub in this Agreement or in any certificate delivered to the Company by or on behalf of Parent or Merger Sub in connection herewith; and/or

(b)            any breach or nonfulfillment by Parent or Merger Sub of any of their respective covenants, obligations or agreements contained in this Agreement.

8.3            Third-Party Claims.

(a)            In the event an Indemnified Party becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party reasonably believes may result in an indemnification pursuant to Section 8.1 (any such claim, a “Third-Party Claim”), such Indemnified Party shall promptly (and in any event within [***] Business Days after becoming aware of such claim) notify the Securityholders’ Representative or Parent, as applicable, in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b)            The Indemnified Party shall have the right to participate in, or by giving written notice to the Indemnifying Party, to assume the defense of any Third-Party Claim and by the Indemnified Party’s own counsel (which counsel shall be reasonably acceptable to the Indemnifying Party), and the Indemnifying Party shall cooperate in good faith in such defense. In the event that the Indemnified Party assumes the defense of any Third-Party Claim, subject to Section 8.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. The Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. If the Indemnified Party elects not to compromise or defend such Third-Party Claim, the Indemnifying Party may, subject to Section 8.3(c), assume the defense of such Third-Party Claim and the Indemnified Party shall have the right to participate in and shall cooperate in good faith in such defense. Securityholders’ Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

***Certain Confidential Information Omitted

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(c)            Notwithstanding any other provision of this Agreement, the Securityholders’ Representative shall (subject to agreement of the Participating Securityholders’ obligation to indemnify against any and all Losses pursuant to such Third Party Claim) have the sole and exclusive right to assume the defense at the cost of the Participating Securityholders (and if it retains counsel, such counsel shall be reasonably acceptable to Parent) of any Third Party Claim arising out of or relating to any matter set forth in (i) Schedule 8.1(h) or (ii) Schedule B, and shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. Parent and the Company shall have the right to participate in (but not control in the defense of), and the Securityholders’ Representative and Parent shall reasonably cooperate with each other in all respects in connection with the defense of any Third-Party Claim relating to or arising out of any matter set forth in Schedule 8.1(h) or Schedule B. The parties agree and acknowledge that the Claim Notice with respect to any matter set forth in Schedule 8.1(h) or Schedule B is deemed to have been given in accordance with Section 8.3(a).

(d)            Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party has assumed the defense pursuant to Section 8.3(b) or the Securityholders’ Representative has assumed the defense pursuant to Section 8.3(c), it shall not agree to any settlement of any Third-Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that for claims under Section 8.3(c), Parent’s consent shall not be deemed to be unreasonably withheld, conditioned or delayed if (i) the settlement is not solely for monetary losses for which the Participating Securityholders are responsible and pays 100% for or (ii) the settlement does not include a full release of Parent and the Company with respect to the specific matter set forth in Schedule 8.1(h) or Schedule B.

8.4            Direct Claims.

(a)            In order to seek indemnification under this Section 8 on account of a Loss which does not result from a Third-Party Claim, the Indemnified Party shall deliver a written notice (an “Indemnification Demand”) to the Securityholders’ Representative (if the Indemnified Party is Parent or the Surviving Entity) or Parent (if the Indemnified Party is a Participating Securityholder) which contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2, as applicable, for such Losses and a reasonable explanation of the basis therefor (to the extent then known).

(b)            Upon reasonable request, the Indemnified Party shall furnish the Securityholders’ Representative or Parent, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Securityholders’ Representative or Parent, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within [***] calendar days following receipt by the Securityholders’ Representative or Parent, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such [***]-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Indemnification Demand (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8, subject to the limitations and procedures set forth in this Section 8.

***Certain Confidential Information Omitted

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(c)            If the Securityholders’ Representative or Parent, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall attempt in good faith to resolve any such objections raised by the Securityholders’ Representative or Parent, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)            If no such resolution can be reached during the [***]-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such [***]-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 9.5).

8.5            Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and remain in full force and effect and (b) expire at 5:00 p.m. East Coast Time on the date that is [***] after the Closing Date; provided, however, that (x) the representations and warranties set forth in Section 2.9 (Intellectual Property) (the “Intellectual Property Representations”) shall survive the Closing and remain in full force and effect until the date that is [***] after the Closing Date, (y) the Specified Representations shall survive the Closing for a period of [***], and (z) the Tax Representations shall survive the Closing and remain in full force and effect until [***]; provided, further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand or Claim Notice, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand or Claim Notice, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the parties contained in this Agreement that are to be performed following the Closing shall continue until fully performed or satisfied or terminated in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.5 is shorter than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.5 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.6            Limitations.

(a)            Subject to the limitations set forth in this Section 8 and except in the case of Fraud (as set forth in Section 8.11), the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.1(a) shall be as provided in Section 8.8. Notwithstanding anything herein to the contrary, and except in the case of Fraud (as set forth in Section 8.11), in no event shall any Participating Securityholder’s aggregate liability to the Parent Indemnified Parties for indemnification claims pursuant to this Section 8 exceed (i) an amount equal to the portion of the Aggregate Merger Consideration actually received (or, if applicable, which become payable in the case of the positive Adjustment Amount, the CR Sanjiu Payments, the Seller Note or the Contingent Payments) by such Participating Securityholder (the “Overall Securityholder Cap”), or (ii) such Participating Securityholder’s Ownership Percentage of any applicable Loss. Subject to Section 8.6(b), in no event shall Parent’s aggregate liability to the Participating Securityholders for indemnification claims pursuant to this Section 8 exceed an amount equal to the portion of the Aggregate Merger Consideration actually received (or, if applicable, which become payable in the case of the positive Adjustment Amount, the CR Sanjiu Payments, the Seller Note or the Contingent Payments) by the Participating Securityholders (the “Overall Parent Cap”). The parties acknowledge that there shall not be any duplicative recovery for any Losses arising from the same facts and circumstances.

***Certain Confidential Information Omitted

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(b)            Notwithstanding anything to the contrary contained in this Agreement, (x) no Indemnified Party shall be entitled to recover any Losses under Section 8.1(a) or Section 8.2(a) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.1(a) or Section 8.2(a) exceed $[***] (the “Indemnity Deductible”), at which point the Indemnified Party shall become entitled to be indemnified only for such Losses in excess of the Indemnity Deductible, (y) the Parent Indemnified Parties shall be entitled to recover any Losses under Section 8.1(a) except in the case of Fraud (as set forth in Section 8.11) (A) other than Specified Representations and Tax Representations, up to but not exceeding an amount equal to $[***] and (B) with respect to Intellectual Property Representations, up to but not exceeding an additional amount equal to $[***]; provided, however, that the Indemnity Deductible shall not apply to any Losses related to the inaccuracy in or breach of any of the Specified Representations, the Tax Representations, any Losses relating to the disclosures set forth in Schedule 8.6(b) or in the case of Fraud.

(c)            The amount of any Losses subject to indemnification under this Section 8 shall be calculated net of any insurance proceeds actually received covering such Losses that are the subject of the claim for indemnification (net of any costs of recovery and any increase in premiums). In the event that any insurance proceeds are received with respect to a Loss for which any Indemnified Party has been indemnified pursuant to this Section 8, then a refund equal to the amount of such insurance proceeds (net of any costs of recovery and any increase in premiums) shall be made to the Indemnifying Party that made such payments to the relevant Indemnified Party at the time of the payment of the next portion of the Aggregate Merger Consideration to the Indemnifying Party.

(d)            The amount of Losses subject to indemnification under this Section 8 shall be calculated net of any Tax deduction, refund or credit available to the Parent Indemnified Party (or any of its Affiliates) arising in connection with the facts or circumstances giving rise to such Losses to the extent actually realized in cash Tax savings (determined on a “with and without” basis, as determined by Parent in its sole discretion) in the taxable year in which such Losses occur.

(e)            Other than in the case of any of the Specified Representations, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be ignored under this Section 8 for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred and determining the amount of any Losses.

(f)            The representations, warranties and covenants of the Company, and the Parent Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnified Party (including by any of its representatives) or by reason of the fact that the Parent Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnified Party’s waiver of any condition set forth in Section 6.

8.7            Subrogation. If Parent, the Surviving Entity or any Affiliate of Parent or the Surviving Entity receives or becomes entitled to indemnification from the Participating Securityholders, the Securityholders’ Representative (on behalf of the Participating Securityholders) shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that Parent, the Surviving Entity or such Affiliate may have against any other Person with respect to any Losses, circumstance or matter to which such indemnification payment is directly or indirectly related. Parent and the Surviving Entity shall take such actions as the Securityholders’ Representative may reasonably request for the purpose of enabling the Securityholders’ Representative (on behalf of the Participating Securityholders) to perfect or exercise all rights of subrogation hereunder.

***Certain Confidential Information Omitted

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8.8            Set-off Right and other Rights to Indemnification.

(a)            Subject to the limitations in this Section 8, any items as to which Parent or a Parent Indemnified Party is entitled to payment in respect of any Losses under Section 8.1(a) (other than in the case of Specified Representations and Tax Representations) shall be (i) first, set off against the amounts payable to the Participating Securityholders pursuant to the Seller Note, (ii) second, set off against any positive Adjustment Amount; and (iii) third, set off against any Contingent Payment, but only until the earlier of such time as any such amount is paid or required to be paid by Parent pursuant to the terms of this Agreement, and Parent shall have no right to recover any such Losses directly from any Participating Securityholder. Subject to the limitations in this Section 8, any items as to which Parent or a Parent Indemnified Party is entitled to payment in respect of any Losses under Section 8 (not including any Losses pursuant to Section 8.1(a), except for Losses with respect to of Specified Representations and Tax Representations) shall be (i) first, set off against the amounts payable to the Participating Securityholders pursuant to the Seller Note, (ii) second, set off against any positive Adjustment Amount; (iii) third, set off against any Contingent Payment, and (iv) then (including if recourse under (i) through (iii) is not then available) directly from the Participating Securityholders, severally and not jointly, in accordance with each Participating Securityholder’s Ownership Percentage, but in any event, not exceeding the Overall Securityholder Cap.

(b)            Notwithstanding anything in the Seller Note or Section 1.13, if at the time the amounts payable to the Participating Securityholders pursuant to the Seller Note, a positive Adjustment Amount or any Contingent Payment is due and payable there shall be any outstanding Indemnification Demand or Claim Notice delivered in accordance with Section 8.4(a), the amount of Losses with respect to which shall not have been finally determined in accordance with this Section 8, then Parent (or Parent Indemnified Party) shall be entitled, but shall not be required, to withhold from such amounts payable to the Participating Securityholders pursuant to the Seller Note, positive Adjustment Amount or Contingent Payment, the amount of Losses the Parent Indemnified Party reasonably estimates to be subject to such Indemnification Demand. If the final amount of Losses for such Indemnification Demand is determined in accordance with this Section 8 to be less than the amount withheld from the amounts payable to the Participating Securityholders pursuant to the Seller Note, positive Adjustment Amount or any such Contingent Payment, then Parent shall promptly, and in any event within five Business Days following the final determination of the amount of such Losses, deliver the difference to the Payment Agent for distribution to the Participating Securityholders pursuant to Section 1.9. If the final amount of Losses for such Indemnification Demand is determined in accordance with this Section 8 to exceed the amount by which the amounts payable to the Participating Securityholders pursuant to the Seller Note, the positive Adjustment Amount or the applicable Contingent Payment was reduced for such claim, then Parent (or Parent Indemnified Party) shall continue to be entitled to indemnification for the amount of such excess subject to the terms and conditions of this Section 8.

(c)            Subject to the limitations in this Section 8, including this Section 8.8, any Losses owed to a Parent Indemnified Party may be satisfied, at the election of each Participating Securityholder, in its sole discretion (i) by cancellation (in book-entry form) of that number of shares of Parent Common Stock then beneficially owned of record by the applicable Participating Securityholder, equal to the applicable Losses divided by the Parent Stock Price or (ii) in cash in U.S. dollars equal to the applicable Losses; provided, that Losses for which a Participating Securityholder is directly responsible, if any, which are not satisfied by the set off pursuant to this Section 8.8, shall be payable by the Participating Securityholders within [***] Business Days following demand of payment by the Parent Indemnified Party (of Losses that have been finally determined as owed to such Parent Indemnified Party in accordance with this Section 8) and if such Losses are not so paid, Parent shall be entitled to payment by cancellation (in book-entry form) of that number of shares of Parent Common Stock then beneficially owned of record by the applicable Participating Securityholder, equal to the applicable Losses divided by the Parent Stock Price without any further action by the Participating Securityholders.

8.9            Tax Treatment of Payments. The parties hereto agree to treat any payments made pursuant to this Section 8 as adjustments to the Merger consideration for all U.S. federal, state and local income Tax purposes to the maximum extent permitted by applicable Law.

8.10         Acknowledgement Regarding Representations.

(a)            Except for the representations and warranties contained in Section 3, no equityholder of Parent nor Merger Sub, nor any of their respective directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, has made nor shall be deemed to have made any other representation or warranty to Company, express or implied, at Law or in equity, with respect to Parent and Merger Sub pursuant to this Agreement. Parent and Merger Sub hereby disclaims any such other representations or warranties not contained in Section 3, and Company hereby disclaim any reliance upon any such representations and warranties.  The representations and warranties of each of Parent and Merger Sub set forth in this Agreement constitute the sole and exclusive representations and warranties of each of Parent and Merger Sub in connection with the transactions contemplated hereunder and Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub and, except for the representations and warranties set forth in this Agreement, and Company is not relying, and Company has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except as specifically contained in Section 3, neither Parent nor Merger Sub makes any representations or warranties relating to (i) the operation of the Company by Parent after the Closing or (ii) the probably success or profitability of the Company or any Product after the Closing.

***Certain Confidential Information Omitted

52.

(b)            Except for the representations and warranties contained in Section 2 (including the portion of the Company Disclosure Schedule that is specifically responsive to listing representations in Section 2), no equityholder of the Company, or any of its respective directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person has made nor shall be deemed to have made any other representation or warranty to Parent or Merger Sub, express or implied, at Law or in equity, with respect to the Company pursuant to this Agreement. The representations and warranties of Company set forth in this Agreement constitute the sole and exclusive representations and warranties of Company in connection with the transactions contemplated hereunder and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Company and, except for the representations and warranties set forth in this Agreement, and neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub have relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agrees that, except as specifically contained in Section 2, the Company does not make any representations or warranties relating to (i) the operation of the Company or (ii) the probably success or profitability of the Company or any Product.

8.11          Exclusive Remedy. Except with respect to Fraud, each of the parties acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses arising out of, relating to or connected with this Agreement shall be pursuant to Section 1 and Section 5.3(d), or the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to Section 1 and Section 5.3(d) and the indemnification provisions set forth in this Section 8. Notwithstanding anything in this Agreement to the contrary, no Participating Securityholder shall (i) have any liability for the Fraud of any other Party, except for the Company, or (ii) with respect to Fraud committed or alleged to have been committed by the Company, be liable for more than its Ownership Percentage of any Losses resulting from any such Fraud on the part of the Company, or for more than the portion of the Aggregate Merger Consideration actually received (or, if applicable, which become payable in the case of the positive Adjustment Amount, the CR Sanjiu Payments the Seller Note or the Contingent Payments) by such Participating Securityholder.

SECTION 9.           Miscellaneous Provisions

9.1            Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

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9.2            Expenses. Except as set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the Payment Agent shall be paid by Parent.

9.3            Waiver.

(a)            No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4            Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

9.5            Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in Section 1.10, Section 1.13 and section 8, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the CHANCERY COURT OF THE STATE OF DELAWARE (or, only if such court declines to accept jurisdiction over a particular matter, any federal court within the State of DELAWARE); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in DELAWARE. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

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9.6            Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or e-mail), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto or thereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.7            Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either the Company (prior to the Effective Time) or Parent without the prior written consent of the other party; provided, that, (a) Parent may assign this Agreement to any of its Affiliates, provided such assignment shall not relieve Parent of its obligations hereunder, and (b) Parent may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent of that part of Parent’s business to which this Agreement relates, as long as the assignee thereof agrees in writing to assume and be bound as Parent hereunder. Any assignment in violation of the preceding sentence will be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

9.8            Third Party Beneficiaries. Except as provided in Sections 5.2 and 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9            Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon confirmation of receipt, if sent by electronic transmission, or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto), provided that with respect to notices deliverable to the Securityholders’ Representative, such notices shall be delivered solely via email or facsimile:

if to Parent or Merger Sub:

Chimerix, Inc.

2505 Meridian Parkway, Suite 100

Durham, North Carolina
Attention: Legal Department
Email: [***]

or the Securityholders’ Representative (after the Closing):

Fortis Advisors LLC
Attention: Notices Department (Project Ocean)
Facsimile: (858) 408-1843
E-mail: notices@fortisrep.com

***Certain Confidential Information Omitted

55.

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Andrew Hamilton; Doug Kingston
E-mail: andrew.hamilton@morganlewis.com;
douglas.kingston@morganlewis.com

in the case of notices to Parent or to the Surviving Entity (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: Jason Kent; Rama Padmanabhan
E-mail: jkent@cooley.com; rama@cooley.com

9.10          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.11          Knowledge. “Knowledge” of the Company shall mean, with respect to a fact or matter, a Knowledge Person has actual knowledge of the fact or matter after reasonable inquiry.

9.12          Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.13         Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

56.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            As used in this Agreement, the word “or” is inclusive and means “and/or” unless the context requires otherwise.

(e)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)            The medical terms referenced in this Agreement (including in the Exhibits attached hereto) shall, to the extent applicable, have meanings consistent with the definition of such terms in Steadman’s Medical Dictionary for the Health Professions and Nursing, 7th Edition.

(h)            Any document uploaded to the online data room utilized for the transactions contemplated hereby at least three Business Days prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(i)            All amounts payable under this Agreement, including the amounts to be set forth in the Estimated Closing Statement and Closing Statement, shall be calculated and paid in U.S. Dollars. Any conversion of a foreign currency into U.S. Dollars shall be at the Exchange Rate.

9.14         Waiver of Conflict of Interests; Attorney-Client Privilege.

(a)            Parent waives and shall not assert, and agrees after the Closing to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any of the Company Stockholders in any matter involving this Agreement or any other agreements or transactions contemplated by this Agreement, by any legal counsel (“Company Counsel”) currently representing the Company Stockholder, the Company or any of their respective Affiliates in connection with this Agreement or any other agreements or transactions contemplated hereby, including Morgan, Lewis & Bockius LLP (the “Current Representation”).

57.

(b)            Parent waives and shall not assert, and agrees after the Closing to cause each of the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between Morgan, Lewis & Bockius LLP and (x) any Company Stockholder or (y) the Company or any employee of any Company Stockholder or any of their respective Affiliates (such parties described in clause (y), collectively, the “Other Parties”), occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Company Stockholder and one or more of Parent, the Company, or their respective Affiliates, it being the intention of the parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Company Stockholders (as applicable). Furthermore, Parent acknowledges and agrees that any advice given to or communication with any of the Company Stockholders or the Other Parties by Company Counsel shall not be subject to any joint privilege (whether or not the Company or any of its Affiliates also received such advice or communication) and shall be owned solely by such Company Stockholder. All communications with, and work product of, Morgan, Lewis & Bockius LLP as they relate to the Current Representation, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (such information, communications, work product and materials, the “Protected Information”) shall be excluded from the purchase, and shall otherwise be privileged, confidential and protected from disclosure; provided that if, and then solely to the extent that, any Protected Information relates to any third party disputes or claims involving the Company, then such communications and materials shall be subject to joint privilege with the Company, and the Company and shall retain copies thereof and shall be entitled to access such Protected Information. Notwithstanding the foregoing, in the event that a dispute arises between the Parent, the Surviving Entity or any of their respective Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Entity or any of the Surviving Entity’s Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Company Counsel to such third party; provided, however, that neither the Surviving Entity nor any of the Surviving Entity’s Subsidiaries may waive such privilege without the prior written consent of the Securityholders’ Representative, on behalf of the Participating Securityholders, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 9.14 shall be irrevocable, and no term of this Section 9.14 may be amended, waived or modified, without the prior written consent of the Company Stockholder affected thereby.

[Signature Page Follows]

58.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Chimerix, Inc.

By:	/s/ Michael A. Sherman

Name:	Michael A. Sherman

Title:	President and Chief Executive Officer

Ocean Merger Sub, Inc.

By:	/s/ Michael A. Sherman

Name:	Michael A. Sherman

Title:	President and Chief Executive Officer

Oncoceutics, Inc.

By:	/s/ Lee Schalop, MD

Name:	Lee Schalop, MD

Title:	Chief Executive Officer

Fortis Advisors LLC, solely in its capacity as the Securityholders’ Representative

By:	/s/ Ryan Simkin

Name:	Ryan Simkin

Title:	Managing Director

Signature Page to Agreement and Plan of Merger

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“280G Stockholder Vote” shall have the meaning set forth in Section 5.1 of this Agreement.

“Accounting Standards” shall mean GAAP.

“Actual Combination Product Net Sales” shall have the meaning set forth in the definition of Net Sales.

“Additional Cash Upfront Merger Consideration Amount” shall mean the greater of (i) (x) $39,000,0000 minus (y) the Parent Stock Price multiplied by the Maximum Parent Shares, and (ii) zero.

“Additional [***] Country” shall have the meaning set forth in Section 1.13(d)(i) of this Agreement.

“Additional [***] License Agreement” shall have the meaning set forth in Section 1.13(d)(i) of this Agreement.

“Adjustment Amount” shall have the meaning set forth in Section 1.10(c) of this Agreement.

“Advisory Group” shall have the meaning set forth in Section 1.12 of this Agreement.

“Affiliate” of a Person shall mean any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than 50% of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.

“Affiliated Agreement” shall have the meaning set forth in Section 2.28 of this Agreement.

“Aggregate Annual Combined Net Sales” shall have the meaning set forth in Section 1.13(c)(i) of this Agreement.

“Aggregate Merger Consideration” shall mean the consideration payable to the holders of Company Securities in accordance with Sections 1.5 and 1.6 of this Agreement.

“Aggregate Net Exercise Tax Amount” shall mean the amount of any applicable related payroll, withholding and employment Taxes to be remitted to applicable Tax authorities as a result of net exercise of Company Options pursuant to Section 1.6 of this Agreement, as set forth on the Estimated Closing Statement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Support Agreements and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

***Certain Confidential Information Omitted

B-1

“Assignee” shall have the meaning set forth in Section 1.13(f) of this Agreement.

“Audited Balance Sheet Date” shall have the meaning set forth in Section 2.4 of this Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 2.4 of this Agreement.

“BICR Milestone” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Books and Records” shall have the meaning set forth in Section 1.13(g)(i) of this Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Durham, North Carolina or Philadelphia, Pennsylvania, United States of America.

“Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1 of each Calendar Year.

“Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act passed by the United States Congress on March 27th, 2020.

“Carve-Out Transaction” shall mean any transaction (including a sale of assets, merger, or sale of stock or other equity interests), other than a Change of Control, pursuant to which ownership of a substantial portion of the Company Intellectual Property for the development, manufacture and commercialization of any Product(s) is sold or assigned (directly or indirectly) to or acquired by, directly or indirectly, a Person other than Parent or any of its Affiliates.

“Cash and Cash Equivalents” shall mean, the aggregate amount of cash and cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, less (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, plus (b) checks received by the Company that have not been posted, less (c) any Restricted Cash.

“Cash Upfront Merger Consideration Amount” shall mean cash in an amount equal to (a) $25,000,000, plus (b) any Additional Cash Upfront Merger Consideration Amount, plus (c) the aggregate amount of the Closing Date Cash, minus (d) the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative, minus (e) the Closing Date Indebtedness, minus (f) the Closing Date Transaction Expenses, plus (g) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (h) the amount (if any) by which Target Working Capital exceeds Closing Working Capital.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Change of Control” shall mean (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Affiliate (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction own less than 50% of Parent’s voting power immediately after the transaction.

“Claim Notice” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Clinical Trial” shall mean any human clinical trial of any Product.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Company Share Number” shall mean the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including after giving effect to any shares of Company Common Stock issued pursuant to the net exercise of Company Options pursuant to Section 1.6, (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, and (c) the aggregate number of shares of Company Capital Stock issuable under the Company SAFEs outstanding as of immediately prior to the Effective Time.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Cash” shall mean the Cash and Cash Equivalents of the Company immediately before the Closing. For the avoidance of doubt, “Closing Date Cash” shall include the aggregate amount of all principal and accrued interest owed to the Company pursuant to those certain promissory notes entered into by former holders of Company Options in connection with the exercise of Company Options.

“Closing Date Indebtedness” shall mean the Debt of the Company immediately before the Closing.

“Closing Date Transaction Expenses” shall mean, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of the Company in connection with the negotiation, preparation, execution, delivery or performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby through the Effective Time, in each case to the extent that such fees, costs, expenses and disbursements have not been paid by the Company prior to the Effective Time; (ii) all bonuses (including any Liabilities of the Company with respect to any retention or “stay” bonus), change of control, severance, or similar payment obligations that become due and payable by the Company contingent upon the consummation of the Merger (whether alone or in conjunction with any other event), (iii) any Transaction Payroll Taxes, and (iv) any costs, expenses, fees or other payments owed or payable by the Company in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 4.1; provided, that the Closing Date Transaction Expenses shall be calculated without duplication of any amounts to the extent used in the calculation of Closing Working Capital.

“Closing Payment Schedule” shall have the meaning set forth in Section 6.1(c) of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Closing Working Capital” shall mean the Net Working Capital as of 11:59 pm (East Coast Time) on the last Business Day immediately preceding the Closing Date. “Closing Working Capital” shall be calculated subject to the agreed exceptions and specified amounts set forth in Exhibit D (it being agreed that, in the case of any conflicts between the Accounting Standards and Exhibit D, the terms of Exhibit D shall govern and control). Exhibit D also sets forth an example, for illustrative purposes only, of the calculation of the Closing Working Capital.

“Closing Working Capital Adjustment Amount” shall mean an amount, which may be a positive or negative number, equal to the sum of (a) the Closing Working Capital minus (b) the Target Working Capital.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Combination Product” shall mean a pharmaceutical product comprising a fixed-dose combination of ONC-201 or ONC-206 (as applicable) and at least one Other Active and sold for a single price.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by Parent or any Contingent Payment Obligor or Licensee with respect to any objective, activity or decision to be undertaken under this Agreement, [***]. “Commercially Reasonable Efforts” shall be determined on a country-by-country and Indication-by-Indication basis for the applicable Products, and it is anticipated that the level of effort will change over time, reflecting changes in the status and value of the applicable Product and the market conditions and country(ies) involved.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall have the meaning given in Section 6.1(e) of this Agreement.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Counsel” shall have the meaning set forth in Section 9.14(a) of this Agreement.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Company Financial Statements” shall have the meaning set forth in Section 2.4 of this Agreement.

“Company Intellectual Property” shall mean all Company Owned IP and all Intellectual Property non-exclusively licensed to the Company.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) the Liabilities, financial condition, existing business of the Company or assets of the Company, including the Company’s assets associated with the Products or (ii) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, including to the extent resulting from, arising out of or relating to any epidemic, pandemic, disease outbreak or health concern (including the COVID-19 virus), except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, including those due to actions by competitors of the Company, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, or any change in regulatory policy or industry standards, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (d) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) the taking of any action required by this Agreement or requested by Parent and/or (f) any adverse effect resulting from any failure of the Company or its Subsidiaries to meet internal or published budgets, plans, forecasts, or other financial or non-financial projections or estimates (but not the underlying cause).

***Certain Confidential Information Omitted

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Owned IP” shall mean all Intellectual Property in which the Company has or purports to have an ownership interest (whether exclusively or jointly with any other Person(s)), or that is exclusively licensed to the Company by any other Person.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, long-term incentive profit sharing, retirement, welfare, post-employment welfare, pension, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate or under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any Liability or obligation (whether current or contingent) except such definition shall not include any Company Service Provider Agreement.

“Company Preferred Stock” shall mean the Series Seed Preferred Stock, the Series A Preferred Stock, and any other series of preferred stock of the Company issued after the date hereof.

“Company Registered IP” shall mean each item of Company Owned IP that is Registered IP.

“Company Representative” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“Company SAFEs” shall mean, collectively, [***].

“Company Scientific Material” shall mean, collectively, all material research, development, clinical, regulatory or other scientific data, information or documentation (including databases, data packages, reports and filings and any Patent data, records, lab notebooks and other similar documentation or materials), in each case, solely to the extent reduced to writing or stored electronically, whether created or otherwise generated by, or for or otherwise on behalf of, the Company directed to the Product.

“Company Securities” shall mean Company Capital Stock, Company SAFEs and Company Options.

***Certain Confidential Information Omitted

“Company Service Provider” shall mean any current or former employee, consultant, independent contractor, advisor, director, or individual service provider of the Company or any Company ERISA Affiliate.

“Company Service Provider Agreement” shall mean each management, employment, severance, change in control, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement, or Contract between the Company or any Company ERISA Affiliate and any current Company Service Provider or any former Company Service Provider under which the Company or any Company ERISA Affiliate has any ongoing or potential Liability.

“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Systems” shall have the meaning set forth in Section 2.9(m) of this Agreement.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Non-Disclosure Agreement between the Company and Parent, dated as of [***], as may be amended.

“Consent(s)” shall mean any consent, approval or waiver.

“Contingent Payment Obligor” shall mean each of (a) Parent, the Surviving Entity and/or any of their respective Affiliates (“Company Obligor”), (b) any Third Party who has acquired the applicable Company Owned IP (whether by purchase or other similar acquisition transaction) for the development, manufacturing and commercialization of a Product from Parent, the Surviving Entity or any other Company Obligor (“Third Party Acquiror”), and (c) any Affiliate of a Third Party Acquiror.

“Contingent Payments” shall have the meaning set forth in Section 1.13(c)(i) of this Agreement.

“Contingent Payment Trigger” shall mean each Milestone Event and the Net Voucher Proceeds.

“Contingent Payment Update Report” shall have the meaning set forth in Section 1.13(g)(ii) of this Agreement.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, purchase orders, work orders, statement of work, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“CR Sanjiu License Agreement” shall mean that certain License, Development and Commercialization Agreement by and between the Company and China Resources Sanjiu Medical & Pharmaceutical Co., Ltd. (“CR Sanjiu”), dated [***].

“CR Sanjiu Payments” shall have the meaning set forth in Section 1.13(l) of this Agreement.

“Current Representation” shall have the meaning set forth in Section 9.14(a) of this Agreement.

“D&O Indemnified Person” shall have the meaning set forth in Section 5.2(a).

“Debt” shall mean all Liabilities, including the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, to the extent drawn, (d) all obligations of the Company as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (e) all Liabilities or obligations of the Company under any interest rate, currency, swap or other hedging agreements, (f) all Liabilities or obligations of the Company for the deferred purchase price of property or services (including advanced payments made under grants) and other earn-out, milestone or other contingent payment obligations, (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor and (h) all Liabilities set forth on Schedule A; provided, however, in each case excluding any amounts taken into account in Net Working Capital or Closing Date Transaction Expense.

***Certain Confidential Information Omitted

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Dispute Auditor” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dissenting Share Payments” shall have the meaning set forth in Section 1.14(d) of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.14(d) of this Agreement.

“Distributor” shall mean: (a) a Third Party distributor of Product appointed by Parent or any other Contingent Payment Obligor that has no royalty or other payment obligations to Parent or any other Contingent Payment Obligor that are calculated based on amounts invoiced or received by such Third Party distributor for sales of Product; or (b) a Third Party distributor of Product that (i) does not take title to Product, (ii) does not invoice Product sales to Third Party customers and (iii) is responsible only for inventory management and distribution with respect to Product on behalf of Parent or any other Contingent Payment Obligor.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“EMA” shall mean the European Medicines Agency or any successor agency thereto or authority having substantially the same function.

“Employee Option” shall mean a Company Option that was granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date of this Agreement.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Net Exercise Tax Amount” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Cash” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“EU” shall mean the economic, scientific and political organization of the member states known as the European Union, as its membership may be altered from time to time, and any successor union of European states thereto having a substantially similar function.

“EU Approval” shall mean, with respect to a Product, the first to occur of: (a) the approval of an MAA for such Product by the EMA if the centralized EU filing procedure is used; or (b) the approval of an MAA for such Product by the applicable Regulatory Authority in any [***] Major European Countries, in each case ((a) and (b)), [***].

“Exchange Rate” shall mean the exchange rate reported in the U.S. edition of The Wall Street Journal (or other publication chosen by the parties by mutual written consent from time to time) for, as applicable, either the Business Day immediately preceding the relevant date or the last Business Day of the relevant period or, where the required timing of any applicable determination makes determination as of such date impossible or impracticable, the most recent Business Day for which such exchange rates are available.

“Exclusive Licensing Transaction” shall mean any exclusive licensing transaction pursuant to which a substantial portion of the Company Intellectual Property for the development, manufacture and commercialization of any Product(s) is exclusively licensed (directly or indirectly) to, directly or indirectly, a Person other than Parent or any of its Affiliates (any such Person, an “Exclusive Licensee”).

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto or authority having substantially the same function.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.), as amended, and all related rules, regulations and guidelines.

“First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial transfer or disposition for monetary value of such Product by a Selling Party to a Third Party (other than another Selling Party) in such country after receipt of Regulatory Approval of such Product in such country for any Indication (whichever Indication is the first Indication for which such Product receives Regulatory Approval in such country). For clarity, (a) there shall only be one “First Commercial Sale” of a particular Product in a country, regardless of the number of Indications for which such Product receives Regulatory Approval in such country, and (b) “First Commercial Sale” excludes so-called “named patient sales” and “compassionate use sales”, disposal or transfer for bona fide charitable purpose, any sale or other distribution for use in a Clinical Trial or other development activities, or samples if no monetary consideration is received for such use or transfer.

***Certain Confidential Information Omitted

“First Indication” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“First EU Approval Milestone” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“First U.S. Approval Milestone” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Foreign Benefit Plan” means any Company Plan or Company Service Provider Agreement that (i) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries, and (ii) covers any employee, former employee, or consultant of the Company or any of its Subsidiaries or ERISA Affiliates who resides or works outside the United States.

“Former Employer” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“Fraud” means with respect to any party, (a) that such party intentionally made a false statement of fact or omitted facts, in each case, relating to the representations or warranties made by such party in Section 2 or Section 3, as applicable, and (b) the party claiming Fraud actually relied upon such false statement or omission to its material detriment.

“Future Payment Schedule” shall mean any CR Sanjiu Payment Schedule, Milestone Payment Schedule, Voucher Payment Schedule, Net Sales Payment Schedule or Seller Note Consideration Distribution Schedule.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Clinical Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Inbound Licenses” shall have the meaning set forth in Section 2.9(e) of this Agreement.

“Indemnification Demand” shall have the meaning set forth in Section 8.4(a) of this Agreement.

“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.4(b) of this Agreement.

“Indemnification Tax Matters” shall have the meaning set forth in Section 5.3(b) of this Agreement.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 of this Agreement.

“Indemnifying Party” shall mean the party against whom such claims are asserted under Section 8.

“Indemnity Deductible” shall have the meaning set forth in Section 8.6(b) of this Agreement.

“Indication” shall mean, with respect to a Product, a separate and distinct disease, disorder or medical condition in humans that such Product has received U.S. Approval to treat, as indicated on the FDA-approved labeling for such Product. For purposes of the foregoing: (a) [***]; and (b) [***]. Further, for purposes of the foregoing, all variants of a single disease, disorder or condition (whether classified by severity or otherwise) will be treated as the same Indication, except that different types of cancer, as defined by organ or cell type, will be treated as different Indications, and for clarity: (i) all types and molecular subtypes (i.e., based on the gene(s) a cancer expresses) of cancer of a particular organ (e.g., in the case of breast cancer, HER2 positive, HER2 negative, luminal A, luminal B, triple-negative) or cell type will be treated as the same Indication (except as otherwise provided in clause (a) or (b) of this definition of Indication), but cancer of one organ and cancer of a different organ (e.g., breast cancer and brain cancer) will be treated as different Indications, and cancer of one cell type and cancer of a different cell type (e.g., acute lymphoblastic leukemia and chronic myelogenous leukemia, or small cell lung cancer and non-small cell lung cancer) will be treated as different Indications; (ii) cancer that is located in, and the primary origin of which is, a particular organ (e.g., breast, brain, lung), and cancer that originated in such organ but is metastatic to another organ will be treated as the same Indication (except as otherwise provided in clause (a) or (b) of this definition of Indication); (iii)  the treatment of cancer of a particular organ in a particular patient population and the treatment of cancer of the same organ in another population (e.g., adult and pediatric, or treatment-naïve and relapsed/refractory) will be treated as the same Indication (except as otherwise provided in clause (a) or (b) of this definition of Indication); (iv) the treatment of cancer of a particular organ in a particular line of therapy and the treatment of cancer of the same organ in a different line of therapy will be treated as the same Indication (except as otherwise provided in clause (a) or (b) of this definition of Indication); and (v) the initial approved dosage or dosing schedule for a Product for cancer of a particular organ or cell type and a subsequently-approved different dosage or dosing schedule for the same Product for cancer of the same organ or cell type will be treated as the same Indication.

“Information Statement” shall have the meaning set forth in Section 2.23(b) of this Agreement.

“Insurance Policies” shall have the meaning set forth in Section 2.19 of this Agreement.

“Intellectual Property” or “IP” shall mean all intellectual property arising from or associated with the following items of intangible property, and all rights associated therewith created or arising under the Law of any jurisdiction and tangible embodiments thereof:

***Certain Confidential Information Omitted

(a)           Patents;

(b)           trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith;

(c)           works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d)           domain names and URLs;

(e)           all proprietary technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, data and records, stability, technology, test and other data and results; and

(f)            computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Intellectual Property Representations” has the meaning set forth in Section 8.5 of this Agreement.

“IP Agreement” shall have the meaning set forth in Section 2.9(i) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall have the meaning set forth in Section 9.11 of this Agreement.

“Knowledge Persons” shall mean [***] or, in each case, any successor holding comparable authority to any of the foregoing at the Company.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 2.8 of this Agreement.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

***Certain Confidential Information Omitted

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Licensee” shall mean any Third Party that has received a license under the Company Owned IP, directly or indirectly through one or more tiers, from Parent or any other Contingent Payment Obligor, to sell, have sold, offer for sale or import a Product. As used in this Agreement, “Licensee” shall not include a Distributor.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Losses” shall mean losses, costs, Taxes, damages and expenses, settlement payments, awards, judgments, fines, penalties, deficiencies, Liabilities or other charges, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts; provided, however, that “Losses” shall not include any punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim).

“MAA” shall mean a marketing authorisation application filed with: (a) the EMA using the centralized EU filing procedure; or (b) the applicable national Regulatory Authority in any Major European Country, whether or not such country is an EU member state if the centralized EU filing procedure is not used, or is not available for use, in such Major European Country, including, in each case, all supplements, amendments, variations, extensions and renewals thereof.

“Major European Country” shall mean any of the following countries: [***].

“Major Supplier” shall have the meaning set forth in Section 2.27 of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“Maximum Parent Shares” shall mean 12,302,839 shares of Parent Common Stock.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“Milestone Event” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Notice” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Payment Schedule” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Payments” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“NDA” shall mean a New Drug Application as defined in the FDCA and the regulations promulgated thereunder by the FDA, including all supplements, amendments, variations, extensions and renewals thereof (including any supplemental New Drug Application), or any successor application thereto in the U.S.

“Net Sales” shall mean the aggregate gross amounts invoiced by or on behalf of Parent, all other Contingent Payment Obligors and Licensees (in each case, a “Selling Party”) for sales or other dispositions of ONC-201 Products or ONC-206 Products (as applicable) to Third Parties, including Distributors (excluding another Selling Party), in the applicable Territory in an arm’s-length transactions, less the following deductions, in each case, to the extent actually taken or incurred, allowed, paid, accrued with respect to sales of the ONC-201 Products or ONC-206 Products (as applicable) by the Selling Party and not otherwise recovered by or reimbursed to such Selling Party (except as otherwise provided below):

[***]

***Certain Confidential Information Omitted

All aforementioned deductions shall only be allowable to the extent they are (i) calculated and deducted in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and in accordance with applicable Accounting Standards of the Selling Party, consistently applied by the Selling Party, and (ii) pertaining specifically to such ONC-201 Product or ONC-206 Product (as applicable), or apportioned on a good faith, fair and equitable basis to such ONC-201 Product or ONC-206 Product (as applicable). No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

Net Sales outside of the United States shall first be determined in the currency in which such sales are earned and shall then be converted into an amount in United States dollars using Parent’s customary and usual conversion procedures used in preparing Parent’s financial statements in accordance with applicable Accounting Standards for the applicable reporting period.

For clarification, sale or other disposition of Net Sales Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale of such Net Sales Product to a Third Party is included in the computation of Net Sales. In the event of any sale or other disposition of Net Sales Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Net Sales Product by a Selling Party to another Selling Party for end use by such other Selling Party), then for purposes of calculating Net Sales under this Agreement, such Net Sales Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Net Sales Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country in which such sale or other disposition occurred during the applicable accounting period (or if there were only de minimis cash sales in such country, at the fair market value by comparable markets as determined reasonably and in good faith by Parent or the applicable Contingent Payment Obligor or Licensee). Transfers or dispositions of Net Sales Products for use in research and development (including Clinical Trials), for purposes of obtaining or maintaining Regulatory Approvals, donated for charitable or humanitarian purposes, for compassionate use or indigent programs, or as free promotional samples, in each case, at or below cost, shall be excluded from the computation of Net Sales.

***Certain Confidential Information Omitted

Notwithstanding the foregoing, on a country-by-country basis, if a Net Sales Product is sold in a country as part of a Combination Product in a Calendar Quarter, Net Sales of such Net Sales Product in such country during such Calendar Quarter for the purpose of determining Net Sales Payments and Milestone Payments due hereunder shall be calculated as follows:

(i)             In the event that both (A) a Single-Agent Net Sales Product containing the Net Sales Product in such Combination Product is sold separately in finished form in such country during such Calendar Quarter and (B) products containing as their sole active ingredients the Other Active(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, [***].

(ii)            In the event that either a Single-Agent Net Sales Product containing the Net Sales Product in such Combination Product is not sold separately in finished form in such country during such Calendar Quarter, or the products containing as their sole active ingredients the Other Active(s) in such Combination Product are not sold separately in finished form in such country during such Calendar Quarter, [***].

“Net Sales Payment” shall have the meaning set forth in Section 1.13(c)(i) of this Agreement.

“Net Sales Payment Schedule” shall have the meaning set forth in Section 1.13(c)(iv) of this Agreement.

“Net Sales Payment Update Report” shall have the meaning set forth in Section 1.13(c)(iv) of this Agreement.

“Net Sales Product” shall mean ONC-201 Product or ONC-206 Product.

“Net Voucher Proceeds” shall mean the fair market value of any and all consideration received by Parent or any other Contingent Payment Obligor or Licensee from a Third Party for the sale or other transfer of a Product Voucher to such Third Party, including issue or transfer fees, lump sum payments, option fees, and milestone payments, but excluding consideration received for purchase of equity up to the fair market value of such equity, and net of any portion of such consideration that is payable by Parent or its Affiliate to any Third Party investment bank or financial advisor for services provided in connection with the sale or other transfer of such Product Voucher, to the extent such portion does not exceed [***] percent ([***]%) of such consideration. For purposes of this definition, “fair market value” shall mean the cash consideration that would have been paid by a Third Party in an arm’s length transaction for substantially equivalent item or right sold in the same quantity and at the same time and place of the transaction. The methodology for determining fair market value for the purpose of determining Net Voucher Proceeds due hereunder shall be mutually agreed in writing by Parent and the Securityholders’ Representative in good faith.

***Certain Confidential Information Omitted

“Net Working Capital” shall mean, as of any time of determination, the aggregate amount of current assets of the Company as of such time, minus the aggregate amount of current liabilities of the Company as of such time, in each case determined on a consolidated basis in accordance with Section 1.10(a). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Closing Date Transaction Expenses, Debt, Cash and Cash Equivalents, or Tax assets.

“Non-Employee Option” means a Company Option granted to the holder in the holder’s capacity as a non-employee service provider to the Company for applicable employment Tax purposes that is not an Employee Option.

“[***] License Agreement” shall mean that certain License Agreement by and between the Company and [***], dated [***].

“ONC-201” shall mean: (a) the pharmaceutical compound designated by the Company as “ONC-201” and having the chemical structure set forth in Schedule C; and (b) any Related Compound to such pharmaceutical compound, the manufacture, use, sale, offer for sale or import of which Related Compound is covered by a Valid Claim of [***].

“ONC-201 Excluded Territory” shall [***] (subject to Section 1.13(d)).

“ONC-201 Product” shall mean any product comprised of or containing, alone or in combination with one or more Other Actives, ONC-201, in any form, formulation, dosage strength or method of delivery.

“ONC-201 Registration Cohort” shall mean [***]

•	[***]

“ONC-201 ROFR Territory” shall mean [***].

“ONC-201 Sales” shall have the meaning set forth in Section 1.13(c)(iv) of this Agreement.

“ONC-201 Territory” shall mean the entire world, excluding the ONC-201 Excluded Territory (subject to Section 1.13(d)).

“ONC-206” shall mean: (a) the pharmaceutical compound designated by the Company as “ONC-206” and having the chemical structure set forth in Schedule D; and (b) any Related Compound to such pharmaceutical compound, the manufacture, use, sale, offer for sale or import of which Related Compound is covered by a Valid Claim of [***].

“ONC-206 Product” shall mean any product comprised of or containing, alone or in combination with one or more Other Actives, ONC-206, in any form, formulation, dosage strength or method of delivery.

“ONC-206 ROFR Territory” shall mean [***].

***Certain Confidential Information Omitted

“ONC-206 Sales” shall have the meaning set forth in Section 1.13(c)(iv) of this Agreement.

“ONC-206 Territory” shall mean the entire world (subject to Section 1.13(d)).

“ONC-212” shall mean: (a) the pharmaceutical compound designated by the Company as “ONC-212” and having the chemical structure set forth in Schedule E; and (b) any Related Compound to such pharmaceutical compound, the manufacture, use, sale, offer for sale or import of which Related Compound is covered by a Valid Claim of [***].

“ONC-212 Product” shall mean any product comprised of or containing, alone or in combination with one or more Other Actives, ONC-212, in any form, formulation, dosage strength or method of delivery.

“Option Plan” shall mean the Company’s Amended and Restated 2012 Equity Compensation Plan, as may be amended from time to time.

“Other Active” shall mean any active pharmaceutical ingredient other than ONC-201 and ONC-206, and which active pharmaceutical ingredient is not covered by any Patents within the Company Intellectual Property. For purposes of clarity, none of the following shall be deemed to be an active pharmaceutical ingredient for the purposes of this “Other Active” definition: (a) adjuvants or excipients used in conjunction with ONC-201 or ONC-206; and (b) delivery technologies.

“Other IP Contracts” shall have the meaning set forth in Section 2.9(g)of this Agreement.

“Other Parties” shall have the meaning set forth in Section 9.14(b) of this Agreement.

“Outbound Licenses” shall have the meaning set forth in Section 2.9(f) of this Agreement.

“Overall Parent Cap” shall have the meaning set forth in Section 8.6(a).

[***]

“Overall Securityholder Cap” shall have the meaning set forth in Section 8.6(a).

“Ownership Percentage” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the aggregate number of shares of Company Common Stock held by such Participating Securityholder as of immediately prior to the Effective Time (including, for purposes of this definition, (i) any shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock held by such Participating Securityholder as of immediately prior to the Effective Time, (ii) any shares of Company Common Stock issuable upon conversation of the shares of Company Preferred Stock issuable under the Company SAFEs held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time and (iii) any shares of Company Common Stock underlying Company Options held by such Participating Securityholder as of immediately prior to the Effective Time) by (b) the Closing Company Share Number.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Common Stock” shall mean the common stock of Parent, $0.0001 par value.

“Parent Indemnified Party” shall have the meaning set forth in Section 8.1 of this Agreement.

“Parent Patent” shall mean any Patent filed by or on behalf of Parent or any other Contingent Payment Obligor that [***].

“Parent Prepared Return” shall have the meaning set forth in Section 5.3(a) of this Agreement.

***Certain Confidential Information Omitted

“Parent SEC Reports” shall have the meaning set forth in Section 3.9(a) of this Agreement.

“Parent Stock Price” shall mean $4.4705.

“Participating Securityholders” shall mean each Company Stockholder and each holder of Company Options and/or Company SAFEs, as of immediately prior to the Effective Time.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Payment Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Payment Term” shall mean, with respect to each Net Sales Product and each country in the applicable Territory, the period commencing upon the First Commercial Sale of such Net Sales Product in such country and ending on the latest to occur of [***].

“Per Share Adjustment Consideration” shall mean, with respect to a positive Adjustment Amount, an amount equal to the aggregate dollar amount of such positive Adjustment Amount multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share Contingent Consideration” shall mean, with respect each Contingent Payment, an amount equal to the aggregate dollar amount of such Contingent Payment multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share CR Sanjiu Consideration” shall mean, with respect each CR Sanjiu Payment, an amount equal to the aggregate dollar amount of such CR Sanjiu Payment multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share Representative Reserve Consideration” shall mean, with respect to each distribution of funds from the Securityholders’ Representative Reserve to the Participating Securityholders, an amount equal to the aggregate dollar amount of funds included in such distribution multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share Seller Note Consideration” shall mean, with respect to a share of Company Capital Stock, the portion of the Seller Note payable with respect to such share of Company Capital Stock (other than shares canceled pursuant to Section 1.5(a) and (b)), as calculated immediately prior to the Effective Time in accordance with the Company Charter, applicable Law and the terms of this Agreement, and based on, for the purpose of such calculation, the Closing Company Share Number.

“Per Share Upfront Merger Consideration” shall mean, with respect to a share of Company Capital Stock, the portion of the Upfront Merger Consideration payable with respect to such share of Company Capital Stock (other than shares canceled pursuant to Section 1.5(a) and (b)), as calculated immediately prior to the Effective Time in accordance with the Company Charter, applicable Law and the terms of this Agreement, and based on, for the purpose of such calculation, the Closing Company Share Number.

***Certain Confidential Information Omitted

“Per Share Closing Valuation” shall mean, $[***], which represents the fair value of a share of Company Common Stock as of [***], as determined by the Company pursuant to an independent valuation report obtained from [***].

“Permits” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Permitted Encumbrances” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP on the Unaudited Balance Sheet, (b) Liens securing Debt that is reflected on the Unaudited Balance Sheet; (c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall have the meaning set forth in Section 2.9(l) of this Agreement.

“PPP” means the Paycheck Protection Program established under Section 1102 of the CARES Act, as implemented from time to time by the U.S. Small Business Administration and U.S. Department of the Treasury.

“PPP Lender” means [***].

“PPP Loan” means the loan that the Company applied for and received from PPP Lender on [***], in the amount of $[***] pursuant to the PPP.

“Post-Closing Representation” shall have the meaning set forth in Section 9.14(a) of this Agreement.

“Post-Closing Transaction Expenses” shall mean, without duplication, (i) to the extent not included as part of the Closing Date Transaction Expenses, all bonuses (including any Liabilities of the Company with respect to any retention or “stay” bonus), change of control, severance, or similar payment obligations that become due and payable by the Company contingent upon the consummation of the Merger (whether alone or in conjunction with any other event) or in connection with the payment of the positive Adjustment Amount, the CR Sanjiu Payments, Seller Note or any Contingent Payment, (ii) any Transaction Payroll Taxes, (iii) any payment due or payable in connection with any change in control of the Company, including as set forth in Schedule B, (iv) [***] and (v) the aggregate out-of pocket expenses, fees, costs and disbursements of the financial advisor disclosed in Part 2.25 of the Company Disclosure Schedule in connection with the payment of any positive Adjustment Amount, the CR Sanjiu Payments, the Seller Note or any Contingent Payment.

***Certain Confidential Information Omitted

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (i) all Taxes of the Company for Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iii) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, (v) [***] percent ([***]%) of any Transfer Taxes, and (vi) any Taxes of any Participating Securityholder (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) for any Tax period; provided, however, that Pre-Closing Taxes shall not include any Taxes taken into account as Liabilities in the calculation of Closing Date Transaction Expenses or Closing Working Capital (as finally determined under Section 1.10(b)), withheld pursuant to Section 1.9(d), or reimbursed or offset against any consideration pursuant to Section 5.3(d). In the case of any taxable period that includes (but does end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

“Product” shall mean ONC-201 Product, ONC-206 Product or ONC-212 Product.

“Product Voucher” shall have the meaning set forth in Section 1.13(b) of this Agreement.

“Protected Information” shall have the meaning set forth in Section 9.14(b) of this Agreement.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Approval” shall mean, with respect to a pharmaceutical product in a particular jurisdiction, approval or other permission from the applicable Regulatory Authority(ies) in such jurisdiction sufficient to market and sell such product in such jurisdiction in accordance with applicable Laws, excluding pricing and reimbursement approvals, where applicable.

“Regulatory Authority” shall mean any national or supranational Governmental Body, having the administrative authority to regulate the development, marketing or sale of pharmaceutical products in any country or other jurisdiction, including the FDA in the U.S. and the EMA in the EU.

“Regulatory Exclusivity” shall mean any exclusive marketing rights or exclusivity protection (excluding Patents) conferred by an applicable Regulatory Authority or other Governmental Body with respect to a compound or product, including any regulatory protection exclusivity (including any pediatric exclusivity or orphan drug designation, or any applicable data exclusivity), and any extensions to any such exclusivity rights.

“Related Compound” shall mean, with respect to a pharmaceutical compound, any metabolite, salt, ester, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, tautomer or optically active form of such pharmaceutical compound.

***Certain Confidential Information Omitted

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.23(a) of this Agreement.

“Restricted Cash” shall mean (a) trapped cash, cash deposits (including, for the avoidance of doubt, all cash deposits in respect of leased real property or otherwise) cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and (b) any amount held in any non-U.S. jurisdiction to the extent any non-U.S. withholding, U.S. income, or other net Tax cost would be imposed on repatriation into the United States.

“RPD Voucher Program” shall mean the FDA’s Rare Pediatric Disease Priority Review Voucher Program established pursuant to Section 529 of the FDCA or any successor program thereto established by the FDA pursuant to which the sponsor of an NDA for a drug (or biologics license application for a biological product, as applicable) for the prevention or treatment of a rare pediatric disease (“Rare Pediatric Disease Drug”) may be eligible for a review voucher that can be used to obtain priority review for a subsequent human drug application submitted after the date of FDA approval of the applicable Rare Pediatric Disease Drug.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Indication” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.12(a) of this Agreement.

“Securityholders’ Representative Engagement Agreement” shall have the meaning set forth in Section 1.12 of this Agreement.

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.12 of this Agreement.

“Securityholders’ Representative Group” shall have the meaning set forth in Section 1.12 of this Agreement.

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.12 of this Agreement.

“Seller Note” shall mean a promissory note issued from Parent to Securityholders’ Representative in the original principal amount of $14,000,000 in substantially the form attached hereto as Exhibit E.

“Seller Note Consideration Distribution” shall mean each distribution of the Seller Note pursuant to Section 1.11.

“Seller Note Consideration Distribution Schedule” shall mean any updated Closing Payment Schedule delivered by the Securityholders’ Representative in connection with the Seller Note Consideration Distribution.

“Selling Party” shall have the meaning provided in the definition of Net Sales.

“Series A Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, each $0.001 par value per share, of the Company.

“Single-Agent Net Sales Product” shall mean a Net Sales Product that does not contain any Other Active.

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, and (b) such Person will be able to pay its indebtedness as it matures.

“Specified Representations” shall mean the representations and warranties set forth in Section 2.1(a) (Subsidiaries), Section 2.1(b) (Due Incorporation), Sections 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23(a) (Vote Required), Sections 2.24(a) (Non-Contravention) and Section 2.25 (Financial Advisor).

“Stock Upfront Merger Consideration Amount” shall mean the lesser of (i) the number of shares of Parent Common Stock equal to the quotient of $39,000,000, divided by the Parent Stock Price, and (ii) the Maximum Parent Shares.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one (1) or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one (1) or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest

“Support Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tail D&O Policy” shall have the meaning set forth in Section 5.2(c) of this Agreement.

“Target Working Capital” shall mean an amount equal to $[***].

“Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Attribute” shall have the meaning set forth in Section 2.15(n) of this Agreement.

“Tax Claim” shall have the meaning set forth in Section 5.3(b) of this Agreement.

“Tax Representations” shall mean the representations and warranties set forth in Sections 2.15 and 2.16 (to the extent representations and warranties in Section 2.16 relate to Taxes).

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

***Certain Confidential Information Omitted

“Territory” shall mean the ONC-201 Territory or the ONC-206 Territory, as applicable.

“Third Party” shall mean any Person other than Parent or Company or an Affiliate of Parent or Company.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Third-Party License” shall have the meaning set forth in Section 1.13(c)(iii) of this Agreement.

“Third Party Service Provider” shall have the meaning set forth in Section 2.9(l) of this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises, payments in respect of Employee Options, vesting of restricted stock, or other compensatory payments made or deemed made in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company, including the Aggregate Net Exercise Tax Amount.

“Transfer Taxes” shall have the meaning set forth in Section 5.3(d) of this Agreement.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4 of this Agreement.

“Unaudited Balance Sheet Date” shall have the meaning set forth in Section 2.4 of this Agreement.

“Unaudited Financial Statements” shall have the meaning set forth in Section 2.4 of this Agreement.

“Update Report” shall have the meaning set forth in Section 1.13(g)(ii) of this Agreement.

“Upfront Merger Consideration” shall mean the Cash Upfront Merger Consideration Amount and the Stock Upfront Merger Consideration Amount.

“U.S.” shall mean the United States of America and its territories and possessions.

“U.S. Approval” shall mean, with respect to a Product, the approval of an NDA for such Product by the FDA (for clarity, [***]).

“Valid Claim” shall mean a claim of any issued and unexpired Patent or pending Patent application which shall not have been abandoned, revoked, withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction or other Governmental Body of competent jurisdiction in a final and unappealed within the time allowed for appeal or unappealable decision or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

“Voucher” shall mean a priority review voucher granted by the FDA under the RPD Voucher Program.

“Voucher Payment” shall have the meaning set forth in Section 1.13(b)(ii) of this Agreement.

“Voucher Payment Schedule” shall have the meaning set forth in Section 1.13(b)(ii) of this Agreement.

“Voucher Proceeds Notice” shall have the meaning set forth in Section 1.13(b)(ii) of this Agreement.

“Waived 280G Benefits” shall have the meaning set forth in Section 5.1 of this Agreement.

“Withholding Agent” shall have the meaning set forth in Section 1.9(d) of this Agreement.

“Written Consent” shall have the meaning set forth in Recitals of this Agreement.